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                                                                 EXECUTION COPY


                               ASSET PURCHASE AGREEMENT


                                     BY AND AMONG


                          DentalCo Modern Acquisition Corp.

                             Modern Dental Concepts, Inc.

                          Modern Dental Concepts - PA, Inc.

                          Modern Dental Concepts - NJ, Inc.

                                     Marc V. Ayes

                               Michael S. Ayes, D.D.S.

                              Mitchel Blumenthal, D.D.S.

                                Howard M. Koff, D.D.S

                               Richard L. Rush, D.D.S.


              _________________________________________________________

                               Dated as of May 30, 1997

              _________________________________________________________


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                            ASSET PURCHASE AGREEMENT

    THIS ASSET PURCHASE AGREEMENT (this "Agreement") is dated as of May 30, 1997, and is by and among DentalCo Modern Acquisition Corp., a Maryland corporation (the "Buyer") and a wholly owned subsidiary of DentalCo, Inc., Modern Dental Concepts, Inc., a Pennsylvania corporation ("MDC"), Modern Dental Concepts-PA, Inc., a Pennsylvania corporation ("MDC-PA"), Modern Dental Concepts-NJ, Inc., a New Jersey corporation ("MDC-NJ", and together with MDC and MDC-PA, "Modern"), Marc V. Ayes, an individual ("Marc Ayes"), Michael S. Ayes, D.D.S., an individual ("Michael Ayes"), Mitchel Blumenthal, D.D.S., an individual ("Blumenthal"), Howard M. Koff, D.D.S., an individual ("Koff"), and Richard L. Rush, D.D.S., an individual ("Rush") (Marc Ayes, Michael Ayes, Blumenthal, Koff, and Rush are sometimes individually referred to herein as a "Stockholder" and collectively as the "Stockholders"). Modern and the Stockholders are sometimes collectively referred to herein as the "Seller Parties".

                                    RECITALS

    A. Modern owns and operates a dental management business that provides non-clinical development, marketing, administrative, management and related services (collectively, the "Services") to, among others, (i) nine dental practices located in Pennsylvania, the names and addresses of which appear on Schedule A attached hereto (collectively, the "Pennsylvania Practices") and two dental practices located in New Jersey, the names and addresses of which appear on Schedule A attached hereto (collectively, the "New Jersey Practices"), and
(ii) Howard M. Koff, D.D.S. & Associates ("HMK"). The professional assets (i.e., dental records) of the Pennsylvania Practices are owned by Ayes & Rush Dental Associates of Pennsylvania, P.C., a Pennsylvania professional services corporation ("Ayes & Rush of PA"), and the non-professional assets of the Pennsylvania Practices are owned or leased by MDC-PA. All of the assets of the New Jersey Practices are owned by Ayes & Rush Dental Associates of New Jersey, P.A., a New Jersey professional association ("Ayes & Rush of NJ", and together with Ayes & Rush of PA, "Ayes & Rush"). The business conducted by Modern is called, the "Business".

    B. Ayes & Rush of PA and Ayes & Rush of NJ (i) provide a comprehensive range of dental services to the public at those sites set forth on Schedule A attached hereto (the "Sites"); (ii) provide such services through those dentist employees listed on Schedule B attached hereto (the "Ayes & Rush Dentists") and their dental technicians and dental hygienists listed on Schedule B attached hereto (the "Non-Dentist Employees"), utilizing the administrative assistance of Modern's employees listed on Schedule C attached hereto, which employees are neither dentists, dental technicians nor dental hygienists (the "Modern Employees"); and (iii) are parties to those certain provider and other third-party payor agreements listed on Schedule D attached hereto, constituting all of such agreements of the Business, including, without limitation, dental health maintenance organization agreements (collectively, the "DHMO Agreements").

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    C.  Pursuant to that certain Management Services Agreement dated as of March
14, 1997 (the "Ayes & Rush of PA MSA") by and between MDC-PA and Ayes & Rush of PA, MDC-PA provides to Ayes & Rush of PA certain Services. Pursuant to that certain Administrative Services Agreement dated as of March 14, 1997 (the "Ayes
& Rush of NJ ASA") by and between MDC-NJ and Ayes & Rush of NJ, MDC-NJ provides to Ayes & Rush of NJ certain Services.

    D. Pursuant to that certain Management Services Agreement (the "HMK MSA", and together with the Ayes & Rush of PA MSA and the Ayes & Rush of NJ ASA, the "Management Agreements") by and between MDC and HMK, MDC provides to HMK certain Services.

    E. On the terms and subject to the conditions set forth in this Agreement, Modern desires to transfer to the Buyer, and the Buyer desires to acquire from Modern, free and clear of all liens, encumbrances and restrictions of any kind, except as set forth in this Agreement, all of the assets, whether tangible or intangible, of Modern comprising the Business (the "Purchased Assets"). In connection, but not in limitation, therewith: (i) Modern desires to assign to the Buyer, and the Buyer desires to (a) accept the assignment of, all of Modern's right, title and interest in, to and under the Management Agreements, and (b) assume all of Modern's obligations arising after the Closing (as defined below) under the Management Agreements; and (ii) Modern desires to transfer to the Buyer and the Buyer desires to acquire from Modern, all of its tangible and intangible property, including, without limitation, tangible and intangible property used by Ayes & Rush of PA or located at the Sites at which Ayes & Rush of PA provides dental services (but not including any of the patient records owned by Ayes & Rush).

    F. The Buyer, simultaneously with Closing, intends to transfer to its wholly owned subsidiary, (i) DentalCo Management Services of Pennsylvania, Inc., a Maryland corporation ("DentalCo Penn"), the assets acquired from MDC-PA, and
(ii) DentalCo Management Services of New Jersey, Inc., a Maryland corporation ("DentalCo NJ"), the assets acquired from MDC-NJ.

    G. The Buyer desires to obtain an option to acquire, all of the assets of HMK in accordance with the provisions of Section 1.07(c) hereof (the "HMK Option").

    H. The respective Boards of Directors of Modern (and to the extent required, each of Ayes & Rush and HMK (as hereinafter defined)) and the Buyer have approved this Agreement and the transactions herein contemplated (the "Transactions").

    I. The acquisition by the Buyer of the Purchased Assets is intended to qualify as a tax-free reorganization pursuant to Sections 368 (a)(1)(C) and 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the "Code"), pursuant to which Modern shall receive capital stock of DentalCo (as defined in Section 1.04(b) hereof) in exchange for the transfer of the Purchased Assets to the Buyer.

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    NOW, THEREFORE, in consideration of the premises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually agree as follows:

                                   ARTICLE I
                               PURCHASE OF ASSETS

    1.01 Purchase of Assets. Subject to Section 1.02 hereof, and on the terms and conditions set forth in this Agreement, Modern agrees to transfer and convey on the Closing Date (as hereinafter defined) to the Buyer, and the Buyer agrees to acquire from Modern, all of the Purchased Assets, including, but not limited to, those shown on the 1996 Balance Sheet (as defined in Section 2.04(a) hereof), except for those assets disposed of in the ordinary course of business, consistent with past practice, since the date of the 1996 Balance Sheet, whether tangible or intangible, real or personal. The Purchased Assets shall include, but not be limited to, the following (but only to the extent relating to the Business):

        (a) all cash on hand, cash equivalents, investments (including stock, debt instruments, options and other instruments and securities) and bank deposits;

        (b) all personal property, whether leased or owned, including, without limitation, those assets set forth on Schedule 1.01(b) attached hereto;

        (c) all management services contracts (including, without limitation, the Management Agreements), managed care (including, without limitation, provider and third-party payor) contracts, contracts with governmental entities, contracts with third-party fiscal intermediaries or carriers administering any Medicaid program of any state, the Medicare program, or any clinic or other in-patient health care facility, any preferred provider organization dental insurance company contract, purchase order, service contract, and supply, maintenance, and equipment purchase contracts, and all rights relating thereto (a list of all such contracts appears on Schedule 1.01(c) attached hereto (the "Contracts"));

        (d) all lease agreements relating to real property and all rights relating thereto (a list of such leases appears on Schedule 1.01(d) attached hereto (the "Leases"));

        (e) all of the stock in trade, supplies (including medical supplies) and inventory, as stocked by the Seller Parties, as set forth on Schedule 1.01(e) attached hereto (the "Inventory");

        (f) all lists of suppliers, patient lists (but excluding patient records), marketing literature, Inventory and supply records, files and all other books and records (subject to the provisions of Section 1.02(e) below);

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        (g) all accounts receivable (the "Accounts");

        (h) all trademarks, trade names, services marks, copyrights, product designs, applications, or agreements for any of the foregoing, goodwill, software and other electronic systems and databases, and the telephone numbers of Modern;

        (i) all transferable licenses, permits, approvals, and authorizations, if any;

        (j) the amount (the "HMK Amount") due to Modern from HMK, an affiliate of Modern (at March 31, 1997, the HMK Amount aggregated approximately $1,253,342); and

        (k) audited financials for three years ended December 31, 1996 (the Buyer shall pay for any incremental expenses of the auditors to complete such audit).

    1.02 Excluded Assets. The following items are not intended by the parties to be a part of the Purchased Assets:

        (a) controlled drugs and substances; and

        (b) any original records which by law Modern is required to maintain in its possession.

    1.03 Assumed Liabilities.

        (a) Subject to the provisions of Section 1.03(b) below, the Buyer shall assume the following specific liabilities and obligations of Modern as of the Subsequent Closing Date (the "Subsequent Closing Date"), as defined in that certain Preferred Stock Purchase Agreement dated as of June 2, 1997 by and among DentalCo, Morgan Stanley Venture Capital Fund II, L.P., Grotech Partners IV, L.P., Grotech Partners III, L.P., Grotech III Companion Fund, L.P., and Grotech III Pennsylvania Fund, L.P. (the "Assumed Liabilities"):

           (i) outstanding long-term debt (including current portions thereof) not to exceed $4,000,000 in the aggregate (the "Assumed LT Debt Threshold Amount");

           (ii) all other payables of Modern (Section 1.09 hereof sets forth certain adjustments of the purchase price set forth in Section 1.04 hereof with respect to current assets and current liabilities assumed hereunder by Buyer);

           (iii) all amounts due to Northeast and Benton Dental Supply Company ("Benton") from Modern (which shall be treated as current liabilities of Modern pursuant to Section 1.09 hereof) in the aggregate not to exceed $234,440 to Northeast and $128,255 to Benton, as of the Closing Date (in discharging this liability to Benton, the Buyer shall pay to J&J (as hereinafter defined), on behalf of Benton, $128,255); and

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           (iv) the obligations for amounts accrued as the result of services or goods received after the Closing Date pursuant to agreements assumed, and to be performed after the Closing Date, by the Buyer.

        (b) Except pursuant to the foregoing Section 1.03(a), the Buyer shall not assume, fulfill or otherwise discharge any liabilities or obligations of the Seller Parties or the Ancillary Seller Parties (as defined in Section
    2.02 hereof).

    1.04 Purchase Price. Subject to and upon the terms and conditions set forth herein, the aggregate purchase price payable by the Buyer to Modern for the Purchased Assets, subject to verification by KPMG Peat Marwick (Baltimore, Maryland office) of the MDC Financial Statements (as defined in Section 2.04 hereof) as reconciled to the Closing Date, is $12,000,000, to be payable, on the Subsequent Closing Date, as follows (subject to the provisions of Section 1.09 hereof):

        (a) the Buyer (or an affiliate) will assume the Assumed Liabilities; and

        (b) the balance will be paid by the delivery (subject to the provisions of Section 1.07(d) hereof) by the Buyer to MDC of that number of shares of the voting Common Stock, $0.0001 par value per share (the "DentalCo Shares"), of DentalCo, Inc., a Maryland corporation ("DentalCo"), determined by subtracting from $12,000,000 the amount of Modern's long-term debt assumed by the Buyer (or an affiliate) under Section 1.03(a)(i) hereof, and dividing the result by $12.00.

    1.05 Allocation of the Purchase Price Among the Purchased Assets. The parties hereto agree that the consideration for the purchase of the Purchased Assets shall be allocated among the Purchased Assets in the manner as set forth on Schedule 1.05 hereto. Modern and the Buyer shall each complete, execute and timely file with the Internal Revenue Service its respective income tax returns for the taxable year that includes the Closing Date, an Internal Revenue
Service Form 8594 (or such other Internal Revenue Service Form as may then be prescribed for use by applicable income tax regulations) to comply with the applicable asset acquisition reporting requirements of Section 1060 of the Code, and the income tax regulations promulgated thereunder. Form 8594 shall be completed by Modern and the Buyer based on, and shall in all events be consistent with, the allocation of the consideration for the Purchased Assets.

    1.06 Closing. The closing ("Closing") of the Transactions shall take place at 5:00 p.m., Baltimore time, at the offices of the Buyer, 6115 Falls Road, Baltimore, Maryland 21209, on June 2, 1997 (the "Closing Date"); the Transactions shall become effective as of May 31, 1997; provided, however, that the parties hereto agree to unwind the Transactions if, prior to August 31, 1997 (unless such date is extended by the parties hereto) the Buyer has not received the approval to the Transactions of its senior lender or the Subsequent Closing Date has not occurred prior to that date.

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    1.07 Deliveries by the Seller Parties. On or prior to the Subsequent Closing
Date (except as otherwise noted below), the Seller Parties shall deliver, or cause to be delivered, to the Buyer the following (collectively, the "Seller Closing Deliveries"):

        (a) a duly executed Bill of Sale, in substantially the form as attached hereto as Exhibit A (the "Bill of Sale");

        (b) on the Closing Date, the duly executed Stock Restriction Agreements among each of (i) Ayes & Rush of PA, Michael Ayes and Rush (together with any other stockholders of Ayes & Rush of PA, if any, as the Buyer deems necessary), and DentalCo Penn, and (ii) Ayes & Rush of NJ, Michael Ayes and Rush (together with any other stockholders of Ayes & Rush of NJ, if any, as the Buyer deems necessary), and DentalCo NJ (which may constitute a part of the Ayes & Rush of NJ ASA), in substantially the form as attached hereto as Exhibit B (collectively, the "Stock Restriction Agreements");

        (c) on the Closing Date, a duly executed agreement setting forth the HMK Option (the "HMK Option Agreement"), in substantially the form as attached hereto as Exhibit C;

        (d) a duly executed Escrow Agreement with respect to the pledge by MDC of 180,000 DentalCo Shares to be escrowed to secure certain obligations to the Buyer of HMK and the Stockholders, in form as agreed to by the parties hereto, to be attached hereto as Exhibit D (the "Escrow Agreement");

        (e) on the Closing Date, duly executed Employment Agreements between DentalCo or an affiliate and each of Michael Ayes and Marc Ayes, in substantially the form as attached hereto as Exhibit E (the "Stockholder Employment Agreements");

        (f) on the Closing Date, duly executed Employment Agreements between the Ayes & Rush Dentists and each of Ayes & Rush of PA, and Ayes & Rush of NJ, as applicable, including Blumenthal and Rush, in substantially the form as attached hereto as Exhibit F (the "Ayes & Rush Dentists Employment Agreements");

        (g) on the Closing Date, the duly executed Employment Agreements between HMK and its employee dentists, orthodontists, including Koff, and other employee specialists (collectively, the "HMK Dentists"), substantially in the form as attached hereto as Exhibit G (the "HMK Dentists Employment Agreements");

        (h) on the Closing Date, a duly executed Release of Johnson & Johnson Finance Corporation ("J&J") pursuant to which it releases all liens on the Purchased Assets (which liens were created in connection with that certain

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    loan (the "J&J Loan") from J&J to HMK and others in the original principal amount of $4,574,444.36), such release to be in the form as is acceptable to the Buyer, in its sole but good faith discretion (the "J&J Release");

        (i) on the Closing Date, evidence, satisfactory to the Buyer, in its sole but good faith discretion, that Modern has purchased "tail" or other insurance as appropriate to insure the Buyer and its affiliates and Modern and its affiliates against acts or omissions of Modern and any dental provider providing dental services to one or more entities with whom Modern had a management relationship, or pursuant to which it employed or was otherwise party to a provider agreement during any period prior to the Closing;

        (j) except as provided in Section 1.02(e) hereof, all of the books, records, instruments, documents and materials relating to the Business, (collectively, the "Business Records"), provided, however, that after the Closing Date, the Seller Parties shall provide the Buyer with reasonable access to any books and records of the Seller Parties not comprising the Business Records to the extent reasonably requested by the Buyer;

        (k) the certificate referred to in Section 6.01 below, in substantially the form as attached hereto as Exhibit H;

        (l) an opinion of counsel to Modern in form as is satisfactory to the Buyer and its counsel;

        (m) true and complete copies of the organizational documents, and all amendments thereto, of each of the Broad Group Companies (as defined in Section 2.01 hereof), including the corporate by-laws and all amendments thereto (collectively, the "Organizational Documents"), certified by their respective Secretaries; and good standing certificates for each of the Broad Group Companies, dated no earlier than 10 days prior to the Closing Date;

        (n) a copy of the resolutions of the Boards of Directors of Modern, certified by their respective secretaries, authorizing the execution, delivery and performance of this Agreement, the Exhibits hereto, and the other instruments and documents required to be executed and delivered by each of them in connection herewith and authorizing the consummation of the Transactions, and a copy of the resolutions of the Boards of Directors of Ayes & Rush and HMK, certified by their respective secretaries, authorizing the execution, delivery and performance of the Management Agreements;

        (o) evidence satisfactory to the Buyer of the recording of or unfiled originally executed Uniform Commercial Code ("UCC") termination statements (Form UCC-3) with respect to any UCC financing statements filed with respect to any of the Purchased Assets (except with respect to liens securing any of the long-term debt of Modern that the Buyer has specifically agreed to assume pursuant to this Agreement), together with true and complete copies as executed of all such termination statements or one or more letters, in form satisfactory to the Buyer, from Modern's lenders agreeing to file such termination statements promptly after Closing;

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        (p) original copies of all Contracts, Leases, and other agreements being acquired by the Buyer, and all Consents (as defined in Section 2.11), and all assignments related to any of the foregoing;

        (q) a complete and accurate list, indicating aging, of Accounts as of the Closing Date (or within three (3) business days thereof), in such form as shall be reasonably requested by the Buyer;

        (r) all material documents (including, without limitation, schedules and exhibits thereto)(the "Reorganization Documents"), executed by the Seller Parties, the Ancillary Seller Parties, or their affiliates, in connection with the reorganization of Modern and certain of its affiliates effected in March, 1997 (the "Reorganization");

        (s) the Stockholders' Agreement (as defined in Section 2.16(h) hereof);

        (t) on the Closing Date, non-competition agreements of each of the Stockholders (which may be contained in their respective employment agreements with the Buyer or an affiliate), Morris Harris, Richard Feldman, and Robert Feldman, each of the Broad Group Companies, and Modern Healthcare Concepts, Inc., an affiliate of MDC ("MHC"), in which each agrees not to compete with the Business for a period of five years from the Closing Date, all in form and substance reasonably satisfactory to the Buyer and the other parties thereto;

        (u) the provider agreements between MHC, on the one hand, and Modern or Ayes & Rush, as applicable, on the other hand, in form satisfactory to the Buyer;

        (v) on the Closing Date, evidence reasonably satisfactory to the Buyer and its lender that the assets of Ayes & Rush and HMK are free from Liens (as defined in Section 2.07(a) hereof), except for purchase money security interests with respect to dental equipment and other ordinary course security interests, and except, with respect to HMK, Liens in connection with the J&J Loan that are acceptable in amount to the Buyer; and

        (w) such other documents as are reasonably necessary to convey all of the rights, title and interests in and to the Purchased Assets to the Buyer, and as the Buyer may reasonably request in order to effectuate the Transactions.

    1.08 Deliveries by the Buyer. On or prior to the Subsequent Closing Date, the Buyer shall deliver, or cause to be delivered, to Modern and/or the Stockholders the following (collectively, the "Buyer Closing Deliveries"):

        (a) a duly executed Assumption of Debt Agreement evidencing assumption of the Assumed Liabilities, in form reasonably satisfactory to Modern or the

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    simultaneous repayment of such amounts and assumption of contracts and agreements described in Section 1.01 hereof and other assumed liabilities described in Section 1.03 hereof;

        (b) subject to the provisions of Section 1.07(d) hereof, the DentalCo Shares;

        (c) an opinion of counsel to the Buyer in form as is satisfactory to Modern and its counsel;

        (d) the duly executed Stock Restriction Agreements, the HMK Option Agreement, the Escrow Agreement, the Stockholder Employment Agreements, the Ayes & Rush Dentists Employment Agreements, and the HMK Dentists Employment Agreements;

        (e) the certificate referred to in Section 7.01 below, in substantially the form as attached hereto as Exhibit I;

        (f) true and complete copies of the Articles of Incorporation of the Buyer and DentalCo and all amendments thereto, as recorded, and their corporate by-laws, certified by the Secretaries of the Buyer and DentalCo; and good standing certificates for the Buyer and DentalCo dated no earlier than 10 days prior to the Closing Date;

        (g) a copy of the resolutions of the Boards of Directors of the Buyer and DentalCo, certified by their respective secretaries, authorizing the execution, delivery and performance of this Agreement and the other instruments and documents required to be executed and delivered by each of them in connection herewith and authorizing the consummation of the Transactions; and

        (h) such other documents as Modern may reasonably request in order to effectuate the Transactions.

    1.09. Working Capital Deficit Adjustment.

        (a) Determination of Shortfall.At least five, but not more than ten, days prior to the Closing Date, Modern shall deliver to the Buyer its unaudited combined balance sheet, prepared in accordance with GAAP (as hereinafter defined), dated not more than ten, nor less than five, days prior to the Closing Date (the "Closing Date Balance Sheet"). The Closing Date Adjusted Current Liabilities and the Closing Date Adjusted Current Assets (as such terms are hereinafter defined) shall be determined by Buyer and MDC at the Closing. On the Reconciliation Date (as defined in subsection
    (b) below), if the Closing Date Adjusted Current Liabilities exceed (the "WC Deficit") the Closing Date Adjusted Current Assets, as reconciled to the Reconciliation Date in accordance with the provisions of subsection (b) below, then the purchase price payable for the Purchased Assets shall be reduced by the WC Deficit, and the escrow agent, pursuant to the Escrow Agreement, shall deliver to Buyer that number of DentalCo Shares as is equal to the WC Excess divided by the greater of $12.00 and the closing price of DentalCo common stock averaged for the past 30 days prior to the required

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    delivery of DentalCo Shares to Buyer as set forth above, but only if the common stock of DentalCo is publicly traded during such 30-day period.

    "Closing Date Adjusted Current Liabilities" shall mean the current liabilities of Modern, determined in accordance with GAAP and as listed on the Closing Date Balance Sheet, less the sum of (i) any debt appearing on the Closing Date Balance Sheet as a current liability that the Buyer has agreed to assume pursuant to Section 1.03(a)(i) hereof and (ii) any income taxes payable appearing on the Closing Date Balance Sheet as a current liability, which Modern demonstrates, to the reasonable satisfaction of the Buyer, are not a liability of Modern, or that will be offset by usable net operating losses of Modern.

    "Closing Date Adjusted Current Assets" shall mean the current assets of Modern, determined in accordance with GAAP and as listed on the Closing Date Balance Sheet, less the amount of such current assets constituting an account receivable due from HMK, plus the amount of restricted cash, if any, appearing on the Closing Date Balance Sheet that Modern demonstrates, to the reasonable satisfaction of the Buyer, should be characterized as a current asset of Modern in accordance with GAAP.

        (b) Reconciliation of Accounts Receivable and Accounts Payable. On the first anniversary of the Closing Date (the "Reconciliation Date"), the Buyer shall reconcile (the "Reconciliation"), through the Reconciliation Date, the accounts receivable and other receivables (collectively, the "Closing Date Receivables") and payables (the "Closing Date Payables") appearing on the Closing Date Balance Sheet against the actual amounts collected by the Buyer with respect to the Closing Date Receivables and the amounts actually paid by the Buyer with respect to the Closing Date Payables.

    If the Buyer or MDC, as applicable, objects (in a writing delivered by the objecting party to the non-objecting party within five days after (A) the delivery of the Closing Date Balance Sheet or (B) the Reconciliation, as applicable), to the validity of an item appearing as a current asset or current liability on the Closing Date Balance Sheet or if MDC objects within such five-day period to the Reconciliation, then the Baltimore and Philadelphia offices of KPMG Peat Marwick LLP shall, with the cooperation of the parties to such dispute, definitively resolve the objection as promptly as is practicable. One half of the fees of KPMG Peat Marwick LLP shall be borne by each party to the dispute.

                                   ARTICLE II
              REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

    As a material inducement to the Buyer to enter into this Agreement and consummate the Transactions, the Seller Parties hereby jointly and severally make those representations and warranties to the Buyer as set forth in this
Article II with those exceptions set forth on the Seller Disclosure Schedule attached hereto. As used in this Agreement, the phrase "to the best of the

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Stockholders' knowledge" and any similar phrase shall mean the actual knowledge as of the date of this Agreement of the Stockholders after reasonable inquiry and investigation.

    2.01 Organization and Authority. Each of MDC, MDC-PA, MDC-NJ, Ayes & Rush of PA, Ayes & Rush of NJ, and HMK (collectively, the "Broad Group Companies") is a corporation or professional corporation or professional association, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of the Broad Group Companies is licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to so qualify will not have a material adverse effect on its financial condition or results of operations. True and complete copies of the charter and by-laws of each Broad Group Company have been delivered to the Buyer. None of the Broad Group Companies is in violation of any material term of its charter or by-laws. Each Broad Group Company has all requisite corporate power and authority to conduct its business as presently conducted, and to enter into this Agreement (to the extent it is a party hereto) and each agreement, document and instrument to be executed and delivered by or on behalf of it pursuant to or as contemplated by this Agreement and to carry out the Transactions (excluding this Agreement, the "Ancillary Agreements"). The capital stock of MDC is owned as set forth on the attached
Schedule 2.01.

    2.02 Authorization and Validity of Agreement. The execution, delivery and performance by each of Ayes & Rush of PA, Ayes & Rush of NJ, HMK and MHC (collectively, the "Ancillary Seller Parties") and each of the Seller Parties of this Agreement (but only to the extent that it is a party hereto) and each Ancillary Agreement (but only to the extent that it is a party thereto), has been duly authorized by all necessary action, corporate or otherwise, of the Seller Parties and the Ancillary Seller Parties. This Agreement has been duly executed and delivered by each of the Seller Parties and, assuming the due authorization, execution, and delivery hereof by the Buyer, is a legal, valid and binding obligation of each of the Seller Parties, enforceable against each of them in accordance with its terms. Each Ancillary Agreement is, or when executed by the Seller Parties and the Ancillary Seller Parties, as applicable, a party thereto, will constitute, a legal, valid and binding obligation of each of the Seller Parties and the Ancillary Seller Parties, as applicable, enforceable against each of them in accordance with its respective terms.

    2.03 No Violation. Neither the execution and delivery of this Agreement nor any Ancillary Agreement, nor the consummation of the Transactions will (a)(i) constitute a default or violation (or an event which, with notice or lapse of time or both, would constitute a default) under, (ii) result in the termination of, (iii) accelerate the performance required by, (iv) cause the acceleration of the maturity of any debt or obligation pursuant to, or (v) result in the creation or composition of any security interest, lien, or other encumbrance upon any property or assets of the Seller Parties or Ancillary Seller Parties under, any agreement or commitment to which any of the Seller Parties or Ancillary Seller Parties is a party or to which any of their respective assets are subject, or (b) violate any statute or laws or any judgment, decree, order, regulation, or rule of any court or governmental authority.

    2.04 Financial Statements. (a) MDC has furnished to the Buyer its audited combined balance sheets for each of its fiscal years ended December 31, 1994, 1995 and 1996 (the December 31, 1996 balance sheet being called, the "1996 Balance Sheet"), and the related audited statements of income and retained earnings and cash flows for the fiscal years then ended, including, in each case, the related notes thereto, all of which have been examined by, and are accompanied by the unqualified independent auditor's report of KPMG Peat Marwick (collectively, the "MDC Financial Statements"). The MDC Financial Statements have been prepared in accordance with generally accepted accounting principles, consistently applied ("GAAP"), and fairly present the combined financial position of MDC and its subsidiaries as of the dates stated and the combined results of operations of MDC and its subsidiaries for the periods then ended.

        (b) MDC has delivered to the Buyer its combined unaudited balance sheet as at March 31, 1997, and its unaudited related statements of income and retained earnings and cash flows for the period beginning on the first day of MDC's current fiscal year and ending on March 31, 1997 (collectively, the "MDC Interim Statements"). The MDC Interim Statements have been prepared in conformity with GAAP, and fairly present (subject to normal, recurring audit adjustments) the combined unaudited financial position of MDC and its subsidiaries as at such date and the combined results of operations of MDC and its subsidiaries for such period then ended. The business conducted by MDC and its subsidiaries prior to the Reorganization is substantially similar in scope, combined financial position and combined results of operations as that conducted by MDC and its subsidiaries after the Reorganization. The Reorganization has not had a material adverse effect (a "Material Adverse Effect") on the combined financial position and results of operations of MDC and its subsidiaries, and none is reasonably likely to occur as the direct result of the Reorganization. Other than for MDC-PA and MDC-NJ, MDC has no subsidiaries, and is not required, pursuant to GAAP, to consolidate the financial position and results of operations of any other entity with its own.

    2.05 Accounts. The Accounts, as set forth in the list of aged Accounts to be delivered at Closing, have been properly recorded, allowances have been made for presumed non-collection in accordance with normal practices of the Business, and such Accounts are, to the best knowledge of the Seller Parties, fully collectible, without any defense on the part of the debtors thereof.

    2.06 No Undisclosed Liabilities. The Business does not have any liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise), except for liabilities or obligations stated or adequately reserved against in the MDC Interim Statements, or incurred in the ordinary course of business since the date of the MDC Interim Statements consistent with past practice and the terms of this Agreement.

    2.07 Title to and Condition of Purchased Assets.

        (a) Modern holds and will convey to the Buyer good, insurable (if applicable) and marketable title to the Purchased Assets and all equipment warranties and documentation with respect to the Purchased Assets, free and clear of all mortgages, pledges, security interests, liens, charges, claims, restrictions or other encumbrances (collectively, "Liens"), other than those set forth on Schedule 2.07 attached hereto, which such Liens shall be satisfied in full or released upon the Buyer's discharge of the Assumed LT Debt Threshold Amount.

        (b) All of the Purchased Assets that constitute tangible assets that are currently used in the operation of the Business are in good operating condition and working order, ordinary wear and tear excepted; provided, however, the foregoing is not intended as an express or implied warranty of merchantability, suitability, or any other UCC warranty.

    2.08 Contracts and Leases.

        (a) Schedule 1.01(c) hereto contains a complete and accurate list of all Contracts of the Business, Schedule 1.01(d) hereto contains a complete and accurate list of all Leases of the Business, Schedule D contains a complete and accurate list of all third-party payor and provider agreements of the Business, including, without limitation, DHMO agreements (collectively, the "TPA's") to which either of Ayes & Rush, MDC or HMK is a party, and Schedule 2.08(a) hereto contains a list of all contracts relating to the Business concerning (i) a partnership or joint venture, (ii) indebtedness for borrowed money, including any guarantees, (iii) capitalized lease obligations pursuant to which a security interest against any of the assets of the Business has been created or exists, (iv) confidentiality or noncompetition, (v) the employment of any individual on a full-time, part-time, consulting or other basis providing annual compensation in excess of $10,000, or providing severance benefits, (vi) the advance or loan to any officer, director, or employee of the Broad Group Companies (except pursuant to reasonable business-related travel or ordinary course business expenses),
    (vii) the payment in excess of $25,000 by any of the Broad Group Companies for services or goods, or (viii) any subject matter, if the consequences of a default or termination would, or could reasonably be expected to, have a Material Adverse Effect. Schedule B hereto contains a list of all of the Ayes & Rush Dentists Employment Agreements and the HMK Dentists Employment Agreements. The contracts referred to in this subsection (a) are collectively called, the "Material Contracts". None of Modern, Ayes & Rush, nor HMK own any real property used in the Business or that would be required to appear on the 1996 Balance Sheet or the MDC Interim Statements.

        (b) (i) All of the Material Contracts constitute legal, valid, binding and enforceable obligations between the parties thereto, and are in full force and effect, and except as set forth on Schedule 2.08(b) hereto, (ii) no notice of or consent to the assignment of such Contracts, Leases, TPA's, or other contracts is required to transfer such agreements to the Buyer or its designee (but only to the extent that this Agreement contemplates the assignment thereof), and after such assignment, such Material Contracts will continue to constitute legal, valid, binding and enforceable obligations against the parties thereto, and will be in full force and effect on identical terms, (iii) to the knowledge of the Seller Parties and the Ancillary Seller Parties, no party to such agreement is in breach or default thereunder, and no event has occurred, with notice or lapse of time, that would constitute a breach or default, or permit the termination, modification, or acceleration, under such agreements, and (iv) no party to such agreements has repudiated any material provision thereof.

        (c) Each of Modern, Ayes & Rush and HMK, as applicable, has operated materially in compliance with the Material Contracts to which it is a party, and to the knowledge of the Seller Parties, each other party to the Material Contracts has operated materially in compliance with the Material Contracts.

        (d) Modern has delivered to the Buyer and its counsel, as required by
    Section 1.07(r) hereof, all of the Reorganization Documents. The Reorganization Documents are in full force and effect, and constitute the valid and binding obligations of the parties thereto, and are enforceable in accordance with their respective terms. The Reorganization Documents have not been amended.

    2.09 Taxes.

        (a) Modern has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by Modern (whether or not shown on any Tax Return) have been paid. No claim has ever been made by an authority in a jurisdiction where Modern does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no security interests of any kind whatsoever on any of the assets of Modern that arose in connection with any failure (or alleged failure) to pay any Tax.

        (b) Modern has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

        (c) No Seller Party or Ancillary Seller Party (or employee of Modern or an Ancillary Seller Party responsible for Tax matters) expects any authority to assess Modern for any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of Modern either (i) claimed or raised by any authority in writing or (ii) as to which any Seller Party or Ancillary Seller Party (or employee of Modern or an Ancillary Party responsible for Tax matters) has any knowledge based upon personal contact with any agent of such authority.
    Schedule 2.09(c) hereto lists all federal, state, local, and foreign income Tax Returns filed with respect to Modern for taxable periods ended on or after December 31, 1993, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of an audit. Modern has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Modern since December 31, 1993.

        (d) Modern has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

        (e) The unpaid Taxes of Modern (i) did not, as of March 31, 1997, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the MDC Interim Statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Modern in filing its Tax Returns.

        (f) None of the Assumed Liabilities is an obligation to make a payment that will not be deductible under Section 280G of the Code. Modern has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Modern is not a party to any Tax allocation or sharing agreement. Modern (i) has not been a member of an "Affiliated Group" within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was MDC) and (ii) has no Tax Liability for the Taxes of any person (other than Modern) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

        (g) Schedule 2.09(g) hereto sets forth, with respect to Modern as of the most recent practicable date, the basis of Modern in the Purchased Assets.

    For purposes of this Section 2.09:

    "Modern" includes MDC, MDC-PA, MDC-NJ, Ayes & Rush, HMK, and any entity that was a predecessor thereof at any time during the past 365 days.

    For purposes of this Section 2.09 and Section 3.07 hereof:

    "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

    "Tax Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), for Taxes.

    "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof

    2.10 Employee Matters.

        (a) Schedule 2.10 hereto identifies, with respect to Modern, each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which (i) is subject to any provision of ERISA and (ii) is or was at any time during the last five years maintained, administered or contributed to by Modern or any affiliate (as defined below) and covers any employee or former employee of Modern or any affiliate or under which either Modern or any affiliate has any liability. Copies of such plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been furnished to the Buyer together with the three most recent annual reports (Form 5500) prepared in connection with any such plan. Such plans are referred to collectively herein as the "Modern Employee Plans." For purposes of this section, "affiliate" of any person or entity means any other person or entity which, together with such person or entity, would be treated as a single employer under Section 414 of the Code or is an "affiliate," whether or not incorporated, as defined in Section 407(d)(7) of ERISA of such person or entity. The only Modern Employee Plans, which individually or collectively would constitute an "employee pension benefit plan" as defined in Section 3(2) of ERISA (the "Modern Pension Plans"), are identified as such on Schedule 2.10 hereto

        (b) No Modern Employee Plan constitutes a "multi employer plan," as defined in Section 3(37) of ERISA, or a "defined benefit plan, " as defined in Section 3(35) and subject to Title IV of ERISA, and no Modern Employee Plan is maintained in connection with any trust described in Section 501(c) of the Code. No "accumulated funding deficiency, " as defined in Section 412 of the Code, has been incurred with respect to any Modern Pension Plan, whether or not waived. Full payment has been made of all amounts which either Modern or any affiliate is required to have paid as contributions to or benefits under any Modern Employee Plan as of the end of the most recent fiscal year thereof and there are no unfunded obligations under any Modern Employee Plan that have not been disclosed to the Buyer in writing prior to the date hereof. Except as set forth in Schedule 2.10 hereto or as expressly contemplated by this Agreement, none of the Seller Parties or the Ancillary Seller Parties know of any "reportable events," within the meaning of
    Section 4043 of ERISA, and no event described in Section 4041, 4042 4062 or 4063 of ERISA has occurred in connection with any Modern Employee Plan. Except as set forth in Schedule 2.10 hereto or as expressly contemplated by this Agreement or the Transactions, no condition exists and no event has occurred that could constitute grounds for termination of any Modern Employee Plan, and neither Modern nor any affiliate has incurred any material liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Modern Employee Plan has or will make either Modern or any officer or director of Modern subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code. There is no pending or threatened litigation, arbitration, disputed claim, adjudication, audit, examination or other proceeding with respect to any Modern Employee Plan or any fiduciary or administrator thereof in their capacities as such.

        (c) Each Modern Employee Plan which is intended to be qualified under
    Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. Modern has furnished to the Buyer copies of the most recent Internal Revenue Service determination letters with respect to each such Modern Employee Plan. Each Modern Employee Plan has been maintained, from the time of such Plan's inception up to and including the performance of any or all Transactions, in compliance with its terms and the requirements and fiduciary standards prescribed by any and all statutes, orders, rules, and regulations, including but not limited to ERISA and the Code, which are applicable to such Modern Employee Plan.

        (d) Except as would not have a Material Adverse Effect, to the best knowledge of the Seller Parties and the Ancillary Seller Parties, there is no contract, agreement, plan, or arrangement covering any employee or former employee of either Modern or any affiliate that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of the Code.

        (e) Schedule 2.10 hereto identifies each written employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not a Modern Employee Plan,
    (ii) is entered into, maintained or contributed to, as the case may be, by either Modern or any of its affiliates, and (iii) covers any employee or former employee of either Modern or any of its affiliates. Such contracts, loans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to the Buyer, are referred to collectively herein as the ""Modern Benefit Arrangements''. Except as would not have a Material Adverse Effect, each Modern Benefit Arrangement has been maintained in substantial compliance with its terms and with requirements prescribed by any and all statutes, orders, rules, and regulations that are applicable to such Modern Benefit Arrangement.

        (f) Except as would not have a Material Adverse Effect, or as set forth in Schedule 2.10 hereto, there is no liability in respect of post-retirement health and medical benefits for retired employees of either Modern or any of its affiliates, determined using assumptions that are reasonable in the aggregate, over the fair market value of any fund, reserve or other assets segregated for the purpose of satisfying such liability (including for such purposes any fund established pursuant to Section 401(h) of the Code). Modern has reserved its right to amend or terminate any Modern Employee Plan or Modern Benefit Arrangement providing health or medical benefits in respect of any active employee of Modern under the terms of any such plan and descriptions thereof given to employees. Except as would not have a Material Adverse Effect, with respect to any of Modern Employee Plans which are "group health plans" under Section 4980B of the Code and Section 607(1) of ERISA, to the best knowledge of the Seller Parties and the Ancillary Seller Parties, there has been timely compliance in all material respects with all requirements imposed thereunder so that Modern and its affiliates have no (and will not incur any) loss, assessment, tax penalty, or other sanction with respect to any such plan.

        (g) Except as set forth in Schedule 2.10 hereto, there has been no amendment to, written interpretation or announcement (whether or not written) by either Modern or any of its affiliates relating to, or change in employee participation or coverage under, any Modern Employee Plan or Modern Benefit Arrangement which would increase the expense of maintaining such Modern Employee Plan or Modern Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year most recently ended.

        (h) Except as set forth in Schedule 2.10 hereto, Modern is not a party or subject to any union contract or any employment contract or arrangement providing for annual future compensation to any officer, consultant, director or employee.

        (i) The execution and consummation of the Transactions will not constitute a triggering event under any Modern Employee Plan, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment (of severance pay or otherwise), acceleration, increase in vesting, or increase in benefits to any current or former participant, employee or director of Modern that has not been specifically disclosed on Schedule 2.10 hereto. 4l(j)Any reference to ERISA or the Code or any section thereof shall be construed to include all amendments thereto and applicable regulations and administrative rulings issued thereunder.

    For purposes of this Section 2.10 "Modern" includes MDC, MDC-PA, MDC-NJ, Ayes & Rush, HMK, and any entity that was a predecessor thereof at any time during the past 365 days.

    2.11 Litigation, Proceedings and Applicable Law.

        (a) Except as set forth in Schedule 2.11 hereto, and to the extent that it could reasonably be expected to adversely affect the Business, there is no (i) action, suit, claim, proceeding or investigation pending or threatened (whether known or unknown) against or affecting Modern, or with respect to any employee of Modern,
relating to his employment therewith, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) arbitration proceeding relating to Modern or with respect to any employee of Modern, relating to his employment therewith pending under collective bargaining agreements or otherwise, or (iii) governmental inquiry pending or threatened against or affecting Modern or with respect to any employee of Modern, relating to his employment therewith (collectively, "Litigation Matters"), and there is no basis for any of the foregoing. Schedule 2.11 hereto contains a list of all Litigation Matters to which Modern has been a party during the three years immediately preceding the Closing. Copies of all correspondence, records of all proceedings, motions, orders, writs, injunctions, decrees, consents and other documents relating to Litigation Matters have been provided to the Buyer. None of Modern or any employee of Modern has received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may affect Modern's business, prospects, financial condition, operations, properties or affairs. None of Modern or any employee of Modern is in default with respect to any order, writ, injunction or decree known to or served upon Modern or any employee of Modern of any court or of any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.
There is no action or suit by Modern, or with respect to any employee of Modern, relating to his employment therewith pending or threatened against others.

         (b) Each of Modern and the employees of Modern (i) has complied in all material respects with all laws, rules, regulations and orders which are applicable to Modern's business, operations, properties, assets, products and services, and (ii) has obtained all necessary permits, licenses and other authorizations, including environmental, required to enable Modern to conduct its business as conducted and as proposed to be conducted. There is no existing law, rule, regulation or order, whether Federal or state or local, which would prohibit or restrict Modern from, or otherwise adversely affect Modern in, conducting its business in any jurisdiction in which it is now conducting business or in which it proposes to conduct business.

    For purposes of this Section 2.11 "Modern" includes MDC, MDC-PA, MDC-NJ, Ayes & Rush, HMK, and any entity that was a predecessor thereof at any time during the past 365 days.

    2.12 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the MDC
Interim Financial Statements, Modern has conducted the Business in the ordinary course, consistent with past practices, and there has been (i) no change in the condition, financial or otherwise, of the Business that has or is reasonably likely to have a Material Adverse Effect, (ii) no waiver of any valuable right of, or cancellation of any debt or claim held by, the Business, (iii) no incurrence or modification of any contingent liability with respect to the obligations of others, and no incurrence or modification of any other contingent or fixed obligations or liabilities, except in the ordinary course of business consistent with past practice, (iv) no increase, direct or indirect, in the compensation paid or payable to any officer, director, employee, or agent of the Business other than salary increases in the ordinary course of business consistent with past practice of the Business, (v) no material loss, destruction or damage to any property of the Business, whether or not insured, (vi) no notice of a claim of unfair labor practices or labor disputes or work stoppages involving the Business and no change in senior personnel of the Business, (vii) no acquisition or disposition of any assets (or any contract or arrangement therefor) nor any other transaction by the Business other than in the ordinary course of business consistent with past practice, (viii) no payment or discharge of a material Lien or liability of the Business that is not recorded in the MDC Interim Financial Statements, (ix) no employment agreement entered into by the Business and no obligation or liability incurred by the Business to any of its officers, directors, stockholders, or employees, or any loans or advances made by the Business to any of its officers, directors, stockholders, or employees, except normal compensation and expense allowances payable to officers or employees, or except in the ordinary course of business consistent with past practices, (x) no change in accounting practices or methods, credit practices or collection policies used by the Business, and (xi) no agreement or understanding, whether in writing or otherwise, that would result in any of the transactions or events or require the Business to take any of the actions specified in subsections (i) through (xi) above.

    2.13 CONSENTS AND APPROVALS. Other than the consents listed in SCHEDULE 2.08(B) hereof (the "Consents"), no consent of any person or entity is necessary to the consummation of the Transactions.

    2.14 REGULATORY COMPLIANCE. (a) Except as would not reasonably be expected to have a Material Adverse Effect, each of the Seller Parties and Ancillary Seller Parties is now and has been in compliance in all material respects with all applicable statutes, rules, regulations, and requirements of all Federal, state, and local commissions, boards, and agencies having jurisdiction over the Business, including, without limitation, insurance laws and regulations, the Internal Revenue Service, the Department of Health and Human Services and its Health Care Financing Administration (including, without limitation, all applicable statutes, rules, regulations, manual provisions, and requirements pertaining to payments and other consideration to referral sources)(collectively, the "Health Care Laws"), and the Seller Parties and Ancillary Seller Parties have timely filed all reports, data and other information required to be filed with such commissions, boards, and agencies where a failure to file timely would have a Material Adverse Effect. Except as would not, or would not reasonably be expected to, have a Material Adverse Effect, none of the Broad Group Companies has ever entered into or been subject to any judgment, consent, decree, compliance order or administrative order or received from any governmental or regulatory authority any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim. The Material Contracts comply in all material respects with the Health Care Laws.

         (b) Neither of Modern nor MHC employs any dentist, hygienist, or other health care provider for the purpose of providing dental care to individuals or is otherwise subject to any governmental or other agency or entity regulating, supervising or otherwise having authority over dental care or health care professionals or providers.

         (c) Each Ayes & Rush Dentist and Non-Dentist Employee, and each employee of HMK who provides any dental services (collectively, the "Health Care Providers"), to the extent required, is licensed under the laws of the State of New Jersey or

Pennsylvania, as applicable, and each Health Care Provider has complied in all material respects with all laws, rules and regulations relating to the rendering of services. Since the later of December 31, 1992 or the date of employment of each Health Care Provider, no Health Care Provider has (i) had his or her professional license, Drug Enforcement Agency number, Medicare or Medicaid provider status, or staff privileges at any hospital or dental facility suspended, relinquished, terminated or revoked, (ii) been reprimanded, sanctioned or disciplined by any licensing board or any federal, state, or local society, agency, regulatory body, governmental authority, hospital, third-party payor or specialty board, or (iii) had a final judgment or settlement entered against him or her in connection with a malpractice or similar action. To the best knowledge of the Seller Parties and the Ancillary Seller Parties, all of the dentists employed by any of the Broad Group Companies are in good physical and mental health and do not suffer from any illnesses or disabilities which could prevent any of them from fulfilling their responsibilities under the respective contracts, agreements or understandings with the Broad Group Companies, and none of such persons uses (except with a physician's approval) or abuses any controlled substances during the time period required to perform his or her duties and obligations under any contracts, agreements, or understandings of the Business.

         (d) The Business does not involve and has never involved patients covered by any arrangements that required direct billing of Medicare or Medicaid.

    2.15 ENVIRONMENTAL MATTERS. None of the Broad Group Companies has released, emitted, buried or otherwise disposed of Regulated Substances (as hereinafter defined) in violation of any Environmental Law (as hereinafter defined). No one else has released, emitted, buried or otherwise disposed of Regulated Substances on any of the sites (the "Broad Group Sites") owned or operated by any Broad Group Company. No storage tanks, underground or otherwise, are or have been located on any of the Broad Group Sites. Each of the Broad Group Companies has complied materially with all Environmental Laws relating to its operations. There are no asbestos containing materials ("ACM's"), polychlorinated biphenyls ("PCB's") or radioactive substances located on the Broad Group Sites (except as is typical in the operation of dental practices and which complies with Environmental Law). None of the Seller Parties or Ancillary Seller Parties has received any notice, demand, suit or information request pursuant to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or any comparable state law, nor do they have knowledge of any other party's receipt of the same relating to any of the Business and the Broad Group Sites. None of the Seller Parties nor the Ancillary Seller Parties has received written notice that any of the Business or the Broad Group Sites is listed on any regulatory list of contaminated properties, including but not limited to the National Priorities List promulgated pursuant to CERCLA (the "CERCLIS") or any federal, state or local counterpart. No Seller Party or Ancillary Seller Party has any existing or potential liability under any Environmental Laws. No environmental approvals, clearances or consents are required under applicable law from any governmental entity or authority in order for the Transactions to be consummated, or for Ayes & Rush, HMK or MHC to continue their respective businesses after the Closing Date, or for the Buyer or its affiliates to operate the Business after the Closing Date, all in a manner consistent with present business operations. To the best knowledge of the Seller Parties and the Ancillary Seller Parties, there are no conditions on any adjacent properties which threaten the Business or the Broad Group Sites (provided, however, that for purposes of this sentence, best knowledge shall not be deemed to require due investigation by any Seller Party or Ancillary Seller Party). None of the Broad Group Companies is required to have, nor do they have, any permits or approvals issued under any Environmental Law. The Broad Group Companies have disclosed to the Buyer, prior to the date of this Agreement, their hazardous waste policies, their use of Regulated Substances and all potentially material environmental matters, and have disclosed to the Buyer, in writing, all reports, assessments, remedial action plans or other similar documents, in their or their agent's possession, relating to any environmental condition, whether or not material, of the Broad Group Sites or operations.

    As used in this Section 2.15 and in Section 3.12 hereof: (i) "Environmental Law" means any statute, regulation, rule, code, common law, order or judgment of any applicable federal, state, local or foreign jurisdiction relating to pollution, hazardous substances, hazardous wastes, petroleum or otherwise relating to protection of the environment, natural resources or human health, including, by way of example and not by way of limitation, the Clean Air Act, the Clean Water Act, the Resource Conservation Recovery Act ("RCRA"), CERCLA, the Toxic Substances Control Act ("TSCA"), and the Emergency Planning and Community Right-to-Know Act, all as currently amended; and (ii) "Regulated Substances" means any substance regulated under Environmental Laws, including but not limited to hazardous waste, as defined pursuant to RCRA, hazardous substances, as defined pursuant to CERCLA, toxic substances as defined under TSCA, hazardous materials, as defined under the Hazardous Materials Transportation Act, petroleum and its fractions, ACM's and PCB's.

    2.16 INVESTMENT INTENT. Each of the Stockholders: (a) has received, prior to the Closing, copies of the documents identified in the attached EXHIBIT J (which DentalCo may update or supplement at any time prior to Closing); (b) is either (i) an "accredited investor," as that term is defined in Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act"), or (ii) by reason of his business and financial experience, and the business and financial experience of those persons, if any, advising him with respect to his investment in the DentalCo Shares, he, together with such advisors, has such knowledge, sophistication, and experience in business and financial matters so as to be able to evaluate the merits and risks of his prospective investment in the DentalCo Shares; (c) to his satisfaction, has been provided the opportunity to ask questions and receive answers from DentalCo concerning the terms and conditions of the DentalCo Shares to be received in the Transactions, has had all such questions answered, and has been supplied all additional information deemed necessary by him to verify the accuracy of all information provided; (d) will be acquiring the DentalCo Shares in connection with the liquidation of MDC within one year following the Closing Date and will be acquired by him for his own account for investment purposes only and without any view towards resale or other distribution; (e) except for the representations and warranties of DentalCo expressly set forth in Article III hereof, no representations or warranties have been made to him by or on behalf of DentalCo in connection with the Transactions, and in making his investment in the

DentalCo Shares, he is relying on the representations and warranties of DentalCo set forth in Article III hereof and on the results of his own independent investigation; (f) can bear the economic risks of his investment in the DentalCo Shares, can afford a complete loss of such investment, and is not relying upon any representation or warranty made by DentalCo, or any officer, director, shareholder, employee, agent, or representative of DentalCo regarding the value of the DentalCo Shares; (g) understands that the issuance of the DentalCo Shares as a result of this Agreement is intended to be exempt from registration under the Securities Act and applicable state law and that the DentalCo Shares are not required to be registered under the Securities Act, the Securities Exchange Act of 1934, as amended, or any state securities laws, and that there can be no assurance that a public market for the DentalCo Shares will ever develop; (h) understands that, except for the distribution of DentalCo Shares by MDC in complete liquidation of MDC, the DentalCo Shares will be subject to additional restrictions on transfer pursuant to the Stockholders' Agreement (the "Stockholders' Agreement") attached hereto as EXHIBIT K and to be reasonably satisfactory to the parties hereto; (i) agrees that any certificates evidencing the DentalCo Shares acquired by him shall contain a legend to the effect that such shares have not been registered under the Securities Act or any state securities laws and may not be sold without registration as required by the Securities Act and applicable state securities laws or exemptions therefrom, and in the case of such an exemption, requiring delivery to DentalCo of a legal opinion of or satisfactory to its legal counsel that such exemption is applicable, and (j) agrees that DentalCo can issue stop transfer instructions to its transfer agent prohibiting transfer of the DentalCo Shares to be acquired by him, except in compliance with the provisions of the Securities Act, applicable state securities laws, this Agreement, and the Stockholders' Agreement.

    2.17 INSURANCE. Each of the Broad Group Companies maintains as to its properties and business, with financially sound and reputable insurers, insurance against such casualties and contingencies (with respect to insurance carried by Modern, such insurance covers any claims against Modern arising from medical malpractice claims against Ayes & Rush, including its predecessors, or any of their employees and Modern's subcontractors) and of such types and in such amounts as is customary for companies similarly situated. SCHEDULE 2.17 hereto contains a list of all such insurance policies, together with the termination date, premium amounts and the nature and amount of coverage of each such policy. A copy of each such insurance policy, together with copies of the reports of all claims made, and pending, against such policy during the three fiscal years immediately preceding the Closing, have previously been delivered to the Buyer by Modern.

    2.18 MEDICAL WASTE. The Seller Parties and Ancillary Seller Parties are not in violation of, or the subject of any investigation, inquiry or enforcement action by any governmental authority under, the Medical Waste Tracking Act, 42 U.S.C. Section 6992 et seq., or any applicable state or local government statute, ordinance, or regulation dealing with the disposal of medical wastes (collectively, the "Medical Waste Laws."). Ayes & Rush, HMK and MHC have obtained and are in compliance with any permits required by the Medical Waste Laws relating to medical waste disposal, and all disposal of medical waste by Ayes & Rush, HMK and MHC has been in compliance with the Medical Waste Laws.

    2.19 FRAUD AND ABUSE. None of the Broad Group Companies, nor any of their respective officers, directors, or stockholders, has engaged in any activities which are prohibited under federal Medicare and Medicaid Statutes, 42 U.S.C. Sections 1320a-7, 1320a-7(a) and 1320a-7(b), or the regulations promulgated pursuant to such statutes or related state or local statutes or regulations, or which are prohibited by the rules of professional conduct promulgated by the appropriate licensing authority of the States of Maryland, New Jersey and Pennsylvania and which could materially adversely affect the Business, including but not limited to the following:

         2.19.1. knowingly and willfully making or causing to be made a false statement or representations of a material fact in any application for benefit or payment;

         2.19.2. knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

         2.19.3. presenting or causing to be presented a claim for reimbursement for services under Medicare, Medicaid, or other state health care program that is for an item or service that is known or should be known to be
(a) not provided as claimed, or (b) false or fraudulent;

         2.19.4. failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment;

         2.19.5. knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind (a) in return for referring an individual to a person for the furnishing or the arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or other state health care program, or (b) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicare or Medicaid or other state health care program; or

         2.19.6. knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a fact required to be stated therein or necessary to make the statements therein not misleading) of a material fact with respect to (a) the conditions or operations of a facility in order that the facility may qualify for Medicare, Medicaid or other state health care program certification, or (b) information required to be provided under Section 1124A of the Social Security Act (42 U.S.C. Section 1320a-3).

    2.20 LOAN ADVANCES. Except as set forth in SCHEDULE 2.20 hereto, none of the Broad Group Companies has outstanding loans or advances to any person nor are any of such companies obligated to make any such loans or advances, except with respect to MHC, for loans or advances that are not reasonably likely to have a Material Adverse Effect.

    2.21 ASSUMPTIONS, GUARANTIES, ETC. OF INDEBTEDNESS OF OTHER PERSONS. Except as set forth in SCHEDULE 2.21 hereto, none of the Broad Group Companies has assumed, guaranteed, endorsed or otherwise become directly or contingently liable on any indebtedness of any other person (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor, or otherwise to assure the creditor against loss), except for guaranties by endorsement of negotiable instruments for deposit or collection in the ordinary course of business, and with respect to MHC, except for loans or advances that are not reasonably likely to have a Material Adverse Effect.

    2.22 TRANSACTIONS WITH AFFILIATES. Except at set forth in SCHEDULE 2.22 hereto, no director, officer, employee or stockholder of any Broad Group Company, nor member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or any member of the family of any such person, has a substantial interest or is an officer, director, trustee, partner or holder of more than 5% of the outstanding capital stock thereof, is presently or is contemplated to be a party to any transaction with the Business, including any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments to any such person or firm.

    2.23 INTELLECTUAL PROPERTY. (a) Except as set forth in SCHEDULE 2.23 hereto, Modern, Ayes & Rush and HMK (i) have exclusive ownership of or an exclusive license or other rights to use the trademarks, trade names, services marks, copyrights, product designs, software and other electronic systems and databases, or agreements for any of the foregoing, and the telephone numbers used in the Business (collectively, the "Intellectual Property"), all as set forth in SCHEDULE 2.23 hereto (which schedule includes all of the Intellectual Property used by any of Modern, Ayes & Rush, or HMK). Except as set forth in
SCHEDULE 2.23 hereto, the rights of Modern and HMK in the intellectual property that they own are freely transferable. To the best knowledge of the Seller Parties and Ancillary Seller Parties, there are no infringements by another person of any of the rights of Modern, Ayes & Rush and HMK under any such Intellectual Property. No claim is pending or threatened against any of Modern, Ayes & Rush and HMK to the effect that any such Intellectual Property infringes upon or conflicts with the asserted rights of any other person and, to the best knowledge of the Seller Parties and the Ancillary Seller Parties, there is no basis for any such claim (whether or not pending or threatened). To the best knowledge of the Seller Parties and the Ancillary Seller Parties, none of Modern, Ayes & Rush nor HMK is making unlawful use of any Intellectual Property of any other person, including, without limitation, any former employer or any past or present employees of Modern, Ayes & Rush or HMK. To the best knowledge of the Seller Parties and the Ancillary Seller Parties, none of Modern, Ayes & Rush nor HMK, nor their respective employees has any agreements or arrangements with former employers of such employees relating to any Intellectual Property of such employers, which interfere or conflict with the performance of such employee's duties to Modern, Ayes & Rush or HMK.

         (b) Each of Modern, Ayes & Rush and HMK has required all of its employees having access to valuable non-public information relating to the Business to execute agreements under which such employees are required to maintain the confidentiality of all such information. Except as set forth in
SCHEDULE 2.23 hereto, no employee or consultant of Modern, Ayes & Rush or HMK owns any rights in any products, technology or Intellectual Property of the Business.

    2.24 RECORDS OF THE BUSINESS. The records of the Business are true and complete in all material respects, and there are no material matters as to which appropriate entries have not been made in the records.

    2.25 DISCLOSURE. No representation or warranty by the Seller Parties or the Ancillary Seller Parties in this Agreement and no information in any statement, certificate, schedule or other document furnished or to be furnished to the Buyer pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein, when taken together, not misleading. There is no fact which each of the Seller Parties or Ancillary Seller Parties has not disclosed, in writing, to the Buyer which could reasonably be expected to have a Material Adverse Effect (other than information regarding general business risks and the like).

    2.26 BROKERS. None of the Seller Parties or Ancillary Seller Parties has employed any broker, finder or agent with respect to the Transactions, nor do they know of any basis on which any third party could claim any broker's, finder's, agent's or similar fee with respect thereto from the Seller Parties or Ancillary Seller Parties.

    2.27 RELATIONSHIP WITH EMPLOYEES AND INDEPENDENT CONTRACTORS. SCHEDULE 2.27 hereto sets forth a list of all Ayes & Rush Dentists, HMK Dentists, Non-Dentist Employees and Modern Employees, and all consultants and independent contractors (including current job title and aggregate annual compensation) thereof who have received for the fiscal year ended December 31, 1996 or are scheduled to receive for the fiscal year ending December 31, 1997, payments in excess of $25,000. The relationships of the Business with the third party administrators, DPO's and insurers with which it participates are good commercial working relationships. None of such third party administrators, DPO's and insurers that have accounted for more than 5% of the revenues of the Business during the fiscal year ended December 31, 1996 have canceled or otherwise terminated their relationships with the Business or have indicated that they will do so, or have decreased materially their usage of services of the Business.

    2.28 MISCELLANEOUS.

         (a) The fair market value of the DentalCo Shares and cash in lieu of a fractional share received by MDC pursuant to the provisions of Section 1.04 hereof will be approximately equal to the fair market value of the MDC common stock surrendered in exchange therefor.

         (b) The fair market value of the Purchased Assets will equal or exceed the sum of any liabilities assumed by the Buyer, plus the amount of liabilities, if any, to which the Purchased Assets are subject.

         (c) The Buyer will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market of the gross assets held by MDC immediately prior to the Transaction. For purposes of this representation, amounts paid by MDC to dissenters, amounts used by MDC to pay it reorganization expenses, amounts paid by MDC to shareholders who receive cash or property, and all redemptions and distributions (except for regular, normal dividends) made by MDC immediately preceding the transfer, will be included as assets of MDC held immediately prior to the Transaction.

         (d) There is no plan or intention by the MDC shareholders who own one percent or more of MDC common stock, and to the best of the knowledge of the management of MDC, there is no plan or intention on the part of the remaining shareholders of MDC to sell, exchange, or otherwise dispose of a number of DentalCo Shares received in the Transaction that would reduce the MDC shareholders' ownership of DentalCo Shares to a number of shares having a value, as of the date of the Transaction, of less than 50 percent of the value of the formerly outstanding stock of MDC as of the same date. For purposes of this representation, shares of MDC common stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional DentalCo Shares will be treated as outstanding MDC common stock on the date of the Transaction. Shares of MDC common stock and DentalCo Shares held by MDC shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Transaction will be considered in making this representation.

         (e) MDC will distribute the DentalCo Shares it receives in the Transaction, and its other properties, in pursuance of the plan or reorganization.

         (f) The liabilities of MDC assumed by the Buyer as a result of the Transaction and the liabilities to which the Purchased Assets are subject were incurred by MDC in the ordinary course of its business.

         (g) MDC will pay its respective expenses, if any, incurred in connection with the Transaction, however, the Buyer is permitted to pay or assume only those expenses of MDC that are solely and directly related to the Transaction.

         (h) There is no intercorporate indebtedness existing between MDC and the Buyer or MDC and DentalCo that was issued, acquired, or will be settled at a discount.

         (i) MDC is not an investment company as defined in Section 368(a)(2)(iii) and (iv) of the Code.

         (j) MDC is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3(A) of the Code.

         (k) The payment of cash in lieu of fractional DentalCo Shares is solely for the purpose of avoiding the expense and inconvenience to DentalCo of issuing fractional shares and does not represent separately bargained-for-consideration. The total cash consideration that will be paid in the transaction to the MDC shareholders instead of issuing fractional DentalCo Shares will not exceed one percent of the total consideration that will be issued in the Transaction to the MDC shareholders in exchange for their DentalCo Shares. The fractional share interests of each MDC shareholder will be aggregated, and no MDC shareholder will receive cash in an amount greater to or greater than the value of one full DentalCo Share.

         (l) None of the compensation received by any shareholder-employees of MDC will be separate consideration for, or allocable to, any of their shares of MDC common stock; none of the DentalCo Shares received by any shareholder-employees of MDC will be separate consideration for, or allocable to any employment agreement; and the compensation paid to any shareholder-employees of MDC will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

         (m)  MDC will liquidate within twelve months of the Transaction.

         (n) The DentalCo Shares issued to MDC in connection with the Transactions will be voting common stock.

                                    ARTICLE III
              REPRESENTATIONS AND WARRANTIES OF THE BUYER AND DENTALCO

    The Buyer and DentalCo hereby represent and warrant to the Seller Parties that, except as set forth on the Disclosure Schedule of the Buyer and DentalCo:

    3.01 ORGANIZATION AND AUTHORITY. Each of DentalCo and the Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and is licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to so qualify will not have a material adverse effect on its financial condition or results of operations (a "DentalCo Material Adverse Effect"). True and complete copies of the charter and by-laws of each of DentalCo and the Buyer have been delivered to MDC. Neither DentalCo nor the Buyer is in violation of any material term of its charter or by-laws. Each of DentalCo and the Buyer has all requisite corporate power and authority to conduct its business as presently conducted, and, to the extent a party thereto, to enter into this Agreement and each Ancillary Agreement and to carry out the Transactions.

    3.02 AUTHORIZATION AND VALIDITY OF AGREEMENT. The execution, delivery and performance by the Buyer of this Agreement, and by DentalCo and the Buyer of any Ancillary Agreement (to the extent a party thereto) has been duly authorized by all necessary action, corporate or otherwise, of DentalCo and the Buyer. This Agreement has been duly executed and delivered by the Buyer and, assuming the due authorization, execution, and delivery hereof by the Seller Parties, is a legal, valid and binding obligation of the Buyer, enforceable against it in accordance with its terms. Each Ancillary Agreement is, or when executed by DentalCo or the Buyer (to the extent a party thereto) will constitute, a legal, valid and binding obligation of each of DentalCo and the Buyer, as applicable, enforceable against each of them in accordance with its respective terms.

    3.03 DENTALCO SHARES. The DentalCo Shares, when delivered to Modern on the Closing Date, will be free and clear of all liens, claims, and encumbrances of any kind, whatsoever, except for restrictions contained in DentalCo's Articles of Incorporation and pursuant to the Stockholders' Agreement. If $8,000,000 of the purchase price were paid by the delivery of DentalCo Shares to Modern, the DentalCo Shares would represent, prior to the investment by certain current institutional investors of DentalCo of up to $20 million of debt and equity, 6.87% of the common stock of DentalCo issued and outstanding on the Closing Date on a fully-diluted basis.

    3.04 NO VIOLATION. Neither the execution and delivery of this Agreement nor any Ancillary Agreement, nor the consummation of the Transactions will (a)(i) constitute a default or violation (or an event which, with notice or lapse of time or both, would constitute a default) under, (ii) result in the termination of, (iii) accelerate the performance required by, (iv) cause the acceleration of the maturity of any debt or obligation pursuant to, or (v) result in the creation or composition of any Lien upon any property or assets of the Buyer or DentalCo under, any agreement or commitment to which any of the Buyer or DentalCo is a party or to which any of their respective assets are subject, or
(b) violate any statute or laws or any judgment, decree, order, regulation, or rule of any court or governmental authority.

    3.05 FINANCIAL STATEMENTS. (a) The Buyer has furnished to MDC the audited consolidated balance sheets of DentalCo for each of DentalCo's fiscal years ended December 31, 1995 and 1996 (the December 31, 1996 balance sheet being called, the "DentalCo 1996 Balance Sheet"), and the related audited statements of income and retained earnings and cash flows for the fiscal years then ended, including, in each case, the related notes thereto, all of which have been examined by, and are accompanied by the unqualified independent auditor's report of KPMG Peat Marwick (collectively, the "DentalCo Financial Statements"). The DentalCo

Financial Statements have been prepared in accordance with GAAP and fairly present the consolidated financial position of DentalCo and its subsidiaries as of the dates stated and the consolidated results of operations of DentalCo and its subsidiaries for the periods then ended.

         (b) The Buyer has delivered to MDC the consolidated unaudited balance sheet of DentalCo as at March 31, 1997, and its unaudited related statements of income and retained earnings and cash flows for the period beginning on the first day of DentalCo's current fiscal year and ending on March 31, 1997 (collectively, the "DentalCo Interim Statements"). The DentalCo Interim Statements have been prepared in conformity with GAAP, and fairly present (subject to normal, recurring audit adjustments) the consolidated unaudited financial position of DentalCo and its subsidiaries as at such date and the consolidated results of operations of DentalCo and its subsidiaries for such period then ended.

    3.06 NO UNDISCLOSED LIABILITIES. DentalCo does not have any material liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise), except for liabilities or obligations stated or adequately reserved against in the DentalCo Interim Statements, or incurred in the ordinary course of business since the date of the DentalCo Interim Statements consistent with past practice and the terms of this Agreement .

    3.07 TAXES.

         (a) DentalCo has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by DentalCo (whether or not shown on any Tax Return) have been paid. No claim has ever been made by an authority in a jurisdiction where DentalCo does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no security interests of any kind whatsoever on any of the assets of DentalCo that arose in connection with any failure (or alleged failure) to pay any Tax.

         (b) DentalCo has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

         (c) Neither of the Buyer nor DentalCo (or employee of DentalCo responsible for Tax matters) expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of DentalCo either (i) claimed or raised by any authority in writing or (ii) as to which the Buyer or DentalCo (or employee of DentalCo responsible for Tax matters) has any knowledge based upon personal contact with any agent of such authority.
    Schedule 3.07(c) hereto lists all federal, state, local, and foreign income Tax Returns filed with respect to DentalCo for taxable periods ended on or after December 31, 1995, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of an audit. DentalCo has delivered to MDC correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by DentalCo since December 31, 1995.

         (d) DentalCo has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

         (e) The unpaid Taxes of DentalCo (i) did not, as of March 31, 1997, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the DentalCo Interim Statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of DentalCo in filing its Tax Returns.

         (f) DentalCo is not a party to any Tax allocation or sharing agreement. DentalCo (i) has not been a member of an "Affiliated Group" within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was DentalCo) and (ii) has no Tax Liability for the Taxes of any person (other than DentalCo) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

    3.08 EMPLOYEE MATTERS.

         (a) SCHEDULE 3.08 hereto identifies, with respect to DentalCo, each "employee benefit plan" that (i) is subject to any provision of ERISA and (ii) is or was at any time during the last five years maintained, administered or contributed to by DentalCo or any affiliate (as defined below) and covers any employee or former employee of DentalCo or any affiliate or under which either DentalCo or any affiliate has any liability. Copies of such plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been furnished to MDC, together with the three most recent annual reports (Form 5500) prepared in connection with any such plan. Such plans are referred to collectively herein as the "DentalCo Employee Plans." For purposes of this section, "affiliate" of any person or entity means any other person or entity which, together with such person or entity, would be treated as a single employer under Section 414 of the Code or is an "affiliate," whether or not incorporated, as defined in Section 407(d)(7) of ERISA of such person or entity. The only DentalCo Employee Plans, which individually or collectively would constitute an "employee pension benefit plan" (the "DentalCo Pension Plans"), are identified as such on SCHEDULE 3.08 hereto

         (b) No DentalCo Employee Plan constitutes a "multi employer plan" or a "defined benefit plan,", and no DentalCo Employee Plan is maintained in connection with any trust described in Section 501(c) of the Code. No "accumulated funding deficiency," has been incurred with respect to any DentalCo Pension Plan, whether or not waived. Full payment has been made of all amounts which either DentalCo or any affiliate is required to have paid as contributions to or benefits under any DentalCo Employee Plan as of the end of the most recent fiscal year thereof and there are no unfunded obligations under any DentalCo Employee Plan that have not been disclosed to MDC in writing prior to the date hereof. Except as set forth in SCHEDULE 3.08 hereto or as expressly contemplated by this Agreement, neither of the Buyer or DentalCo know of any "reportable events,", and no event described in Section 4041, 4042 4062 or 4063 of ERISA has occurred in connection with any DentalCo Employee Plan. Except as set forth in
SCHEDULE 3.08 hereto or as expressly contemplated by this Agreement or the Transactions, no condition exists and no event has occurred that could constitute grounds for termination of any DentalCo Employee Plan, and neither the Buyer nor DentalCo nor any affiliate has incurred any material liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any DentalCo Employee Plan has or will make either DentalCo or any officer or director of DentalCo subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code. There is no pending or threatened litigation, arbitration, disputed claim, adjudication, audit, examination or other proceeding with respect to any DentalCo Employee Plan or any fiduciary or administrator thereof in their capacities as such.

         (c) Each DentalCo Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. The Buyer has furnished to MDC copies of the most recent Internal Revenue Service determination letters with respect to each such DentalCo Employee Plan. Each DentalCo Employee Plan has been maintained, from the time of such Plan's inception up to and including the performance of any or all Transactions, in compliance with its terms and the requirements and fiduciary standards prescribed by any and all statutes, orders, rules, and regulations, including but not limited to ERISA and the Code, which are applicable to such DentalCo Employee Plan.

         (d) Except as would not have a DentalCo Material Adverse Effect, to the best knowledge of the Buyer and DentalCo, there is no contract, agreement, plan, or arrangement covering any employee or former employee of either the Buyer or DentalCo or any affiliate that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of the Code.


         (e) SCHEDULE 3.08 hereto identifies each written employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not a DentalCo Employee Plan,
(ii) is entered into, maintained or contributed to, as the case may be, by either the Buyer or DentalCo or any of its affiliates, and (iii) covers any employee or former employee of either the Buyer or DentalCo or any of its affiliates. Such contracts, loans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to MDC, are referred to collectively herein as the "DentalCo Benefit Arrangements". Except as would not have a DentalCo Material Adverse Effect, each DentalCo Benefit Arrangement has been maintained in substantial compliance with its terms and with requirements prescribed by any and all statutes, orders, rules, and regulations that are applicable to such DentalCo Benefit Arrangement.

         (f) Except as would not have a DentalCo Material Adverse Effect, or as set forth in SCHEDULE 3.08 hereto, there is no liability in respect of post-retirement health and medical benefits for retired employees of either the Buyer or DentalCo or any of its affiliates, determined using assumptions that are reasonable in the aggregate, over the fair market value of any fund, reserve or other assets segregated for the purpose of satisfying such liability (including for such purposes any fund established pursuant to Section 401(h) of the Code). DentalCo has reserved its right to amend or terminate any DentalCo Employee Plan or DentalCo Benefit Arrangement providing health or medical benefits in respect of any active employee of DentalCo under the terms of any such plan and descriptions thereof given to employees. Except as would not have a DentalCo Material Adverse Effect, with respect to any of DentalCo Employee Plans which are "group health plans", to the best knowledge of the Buyer and DentalCo, there has been timely compliance in all material respects with all requirements imposed thereunder so that DentalCo and its affiliates have no (and will not incur any) loss, assessment, tax penalty, or other sanction with respect to any such plan.

         (g) Except as set forth in SCHEDULE 3.08 hereto, there has been no amendment to, written interpretation or announcement (whether or not written) by either DentalCo or any of its affiliates relating to, or change in employee participation or coverage under, any DentalCo Employee Plan or DentalCo Benefit Arrangement which would increase the expense of maintaining such DentalCo Employee Plan or DentalCo Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year most recently ended.

         (h) Except as set forth in SCHEDULE 3.08 hereto, DentalCo is not a party or subject to any union contract or any employment contract or arrangement providing for annual future compensation to any officer, consultant, director or employee.

         (i) The execution and consummation of the Transactions will not constitute a triggering event under any DentalCo Employee Plan, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment (of severance pay or otherwise), acceleration, increase in vesting, or increase in benefits to any current or former participant, employee or director of DentalCo that has not been specifically disclosed on SCHEDULE 3.08 hereto.

    3.09 LITIGATION, PROCEEDINGS AND APPLICABLE LAW.

         (a) Except as set forth in SCHEDULE 3.09 hereto, there is no (i) action, suit, claim, proceeding or investigation pending or threatened (whether known or unknown) against or affecting the Buyer or DentalCo, or with respect to any employee of DentalCo, relating to his employment therewith, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) arbitration proceeding relating to DentalCo or with respect to any employee of DentalCo, relating to his employment therewith pending under collective bargaining agreements or otherwise, or (iii) governmental inquiry pending or threatened against or affecting DentalCo or with respect to any employee of DentalCo, relating to his employment therewith (collectively, "DentalCo Litigation Matters"), and there is no basis for any of the foregoing.
SCHEDULE 3.09 hereto contains a list of all DentalCo Litigation Matters to which DentalCo has been a party during the three years immediately preceding the Closing. Copies of all correspondence, records of all proceedings, motions, orders, writs, injunctions, decrees, consents and other documents relating to DentalCo Litigation Matters have been provided to MDC. None of DentalCo or any employee of DentalCo has received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may affect DentalCo's business, prospects, financial condition, operations, properties or affairs. None of DentalCo or any employee of DentalCo is in default with respect to any order, writ, injunction or decree known to or served upon DentalCo or any employee of DentalCo of any court or of any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. There is no action or suit by DentalCo, or with respect to any employee of DentalCo, relating to his employment therewith pending or threatened against others.

         (b) Each of DentalCo and the employees of DentalCo (i) has complied in all material respects with all laws, rules, regulations and orders which are applicable to DentalCo's business, operations, properties, assets, products and services, and (ii) has obtained all necessary permits, licenses and other authorizations, including environmental, required to enable DentalCo to conduct its business as conducted and as proposed to be conducted. There is no existing law, rule, regulation or order, whether Federal or state or local, which would prohibit or restrict DentalCo from, or otherwise adversely affect DentalCo in, conducting its business in any jurisdiction in which it is now conducting business or in which it proposes to conduct business.

    3.10 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on SCHEDULE
3.10 hereto, since the date of the DentalCo Interim Financial Statements, no event has occurred that would result in a DentalCo Material Adverse Effect.

    3.11 REGULATORY COMPLIANCE. (a) Except as would not reasonably be expected to have a DentalCo Material Adverse Effect, DentalCo is now in compliance in all material respects with all applicable statutes, rules, regulations and requirements of all Federal, state, and local commissions, boards, and agencies having jurisdiction over the its business, including, without limitation, the Internal Revenue Service, the Department of Health and Human Services and its Health Care Financing Administration (including, without limitation, all applicable statutes, rules, regulations, manual provisions, and requirements pertaining to payments and other consideration to referral sources), and DentalCo has timely filed all reports, data and other information required to be filed with such commissions, boards, and agencies where a failure to file timely would have a DentalCo Material Adverse Effect. Except as would not, or would not reasonably be expected to, have a DentalCo Material Adverse Effect, DentalCo has never entered into or been subject to any judgment, consent, decree, compliance order or administrative order or received from any governmental or regulatory authority any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim.

         (b) Except as permitted by law, DentalCo employs no dentist, hygienist, or other health care provider for the purpose of providing dental care to individuals or is otherwise subject to any governmental or other agency or entity regulating, supervising or otherwise having authority over dental care or health care professionals or providers.

         (c) The Business does not involve patients covered by any arrangements with Medicare.

    3.12 ENVIRONMENTAL MATTERS. DentalCo has not released, emitted, buried or otherwise disposed of Regulated Substances in violation of any Environmental Law. No one else has released, emitted, buried or otherwise disposed of Regulated Substances on any of the sites owned or operated by DentalCo (the "DentalCo Sites"). No storage tanks, underground or otherwise, are or have been located on any of the DentalCo Sites. DentalCo has complied materially with all Environmental Laws relating to its operations. There are no ACM's, PCB's or radioactive substances located on the DentalCo Sites (except as is typical in the operation of dental practices and which complies with Environmental Law). DentalCo has received no notice, demand, suit or information request pursuant to CERCLA or any comparable state law, nor does it have knowledge of any other party's receipt of the same relating to its business and the DentalCo Sites. DentalCo has received no written notice that any of the DentalCo Sites is listed on any regulatory list of contaminated properties, including but not limited to CERCLIS or any federal, state or local counterpart. DentalCo has no existing or potential liability under any Environmental Laws. No environmental approvals, clearances or consents are required under applicable law from any governmental entity or authority in order for the Transactions to be consummated. To the best knowledge of DentalCo, there are no conditions on any adjacent properties which threaten the DentalCo's business or the DentalCo Sites (provided, however, that for purposes of this sentence, best knowledge shall not be deemed to require due investigation by DentalCo). DentalCo is not required to have, nor does it have, any permits or approvals issued under any Environmental Law

    3.13 INSURANCE. DentalCo maintains as to its properties and business, with financially sound and reputable insurers, insurance against such casualties and contingencies and of such types and in such amounts as is customary for companies similarly situated. Schedule 3.13 hereto contains a list of all such insurance policies, together with the termination date, premium amounts and the nature and amount of coverage of each such policy.

    3.14 MEDICAL WASTE. DentalCo is not in violation of, or the subject of any investigation, inquiry or enforcement action by any governmental authority under, the Medical Waste Laws. DentalCo has obtained and is in compliance with any permits required by the

Medical Waste Laws relating to medical waste disposal, and all disposal of medical waste by DentalCo has been in compliance with the Medical Waste Laws.

    3.15 Fraud and Abuse. Neither DentalCo nor any of its respective officers, directors, or stockholders, has engaged in any activities which are prohibited under federal Medicare and Medicaid Statutes, 42 U.S.C. Sections 1320a-7, 1320a-7(a) and 1320a-7(b), or the regulations promulgated pursuant to such statutes or related state or local statutes or regulations, or which are prohibited by the rules of professional conduct promulgated by the appropriate licensing authority of the State of Maryland and which could materially adversely affect its business, including but not limited to the following:

         3.15.1. knowingly and willfully making or causing to be made a false statement or representations of a material fact in any application for benefit or payment;

         3.15.2. knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

         3.15.3. presenting or causing to be presented a claim for reimbursement for services under Medicare, Medicaid, or other state health care program that is for an item or service that is known or should be known to be
(a) not provided as claimed, or (b) false or fraudulent;

         3.15.4. failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment;

         3.15.5. knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind (a) in return for referring an individual to a person for the furnishing or the arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or other state health care program, or (b) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicare or Medicaid or other state health care program; or

         3.15.6. knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a fact required to be stated therein or necessary to make the statements therein not misleading) of a material fact with respect to (a) the conditions or operations of a facility in order that the facility may qualify for Medicare, Medicaid or other state health care program certification, or (b) information required to be provided under Section 1124A of the Social Security Act (42 U.S.C. Section 1320a-3).

    3.16 Transactions with Affiliates. Except at set forth in Schedule 3.16 hereto, no director, officer, employee or stockholder of DentalCo, nor member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or any member of the family of any such person, has a substantial interest or is an officer, director, trustee, partner or holder of more than 5% of the outstanding capital stock thereof, is presently or is contemplated to be a party to any transaction with DentalCo's business, including any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments to any such person or firm.


    3.17 Records of the Business. The records of DentalCo's business are true and complete in all material respects, and there are no material matters as to which appropriate entries have not been made in the records.

    3.18 Disclosure. No representation or warranty by DentalCo in this Agreement and no information in any statement, certificate, schedule or other document furnished or to be furnished to MDC pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein, when taken together, not misleading. There is no fact which DentalCo has not disclosed, in writing, to MDC which could reasonably be expected to have a DentalCo Material Adverse Effect (other than information regarding general business risks and the like).

    3.19 Brokers. DentalCo has not employed any broker, finder or agent with respect to the Transactions, nor does it know of any basis on which any third party could claim any broker's, finder's, agent's or similar fee with respect thereto from DentalCo.

    3.20 Miscellaneous.

         (a) DentalCo has no plan or intention to reacquire any of the DentalCo Shares issued in the Transaction.

         (b) The Buyer has no plan or intention to sell or otherwise dispose of any of the Purchased Assets, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

         (c) Following the Transaction, the Buyer will continue the historic business of MDC or use a significant portion of MDC's historic business assets in a business.

         (d) The Buyer will pay its expenses incurred in connection with the Transaction.

         (e) There is no intercorporate indebtedness existing between MDC and the Buyer nor MDC and DentalCo that was issued, acquired, or will be settled for a discount.

         (f) Neither the Buyer nor DentalCo is an investment company as defined in Section 368(2)(F)(iii) and (iv) of the Code.

         (g) Neither the Buyer nor DentalCo owns, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any stock of MDC.

         (h) The payment of cash in lieu of fractional DentalCo Shares is solely for the purpose of avoiding the expense and inconvenience to DentalCo of issuing fractional shares and does not represent separately bargained-for-consideration.

         (i) None of the compensation received by any shareholder-employees of MDC from the Buyer will be separate consideration for, or allocable to, any of their shares of MDC common stock.

         (j) Prior to, and at the time of, the Transaction, DentalCo will be in direct control of the Buyer within the meaning of Section 368(c) of the Code, without the applicable of Section 318 of the Code.

         (k)  No stock of the Buyer will be issued in the Transaction.

         (l) DentalCo will not assume any liabilities of MDC in the Transaction.

         (m) Neither Buyer nor DentalCo warrant or represent that the acquisition by Buyer of the Purchased Assets will qualify as a tax-free reorganization pursuant to Sections 368 (a)(1)(C) or 368(a)(2)(C) of the Code.

                                   ARTICLE IV
                        COVENANTS OF THE SELLER PARTIES

    The Seller Parties jointly and severally covenant to the Buyer that, except as otherwise consented to in writing by the Buyer after the date of this
Agreement:

    4.01 Conduct of Business.

         (a) Between the date hereof and the Closing Date, without the prior written consent of the Buyer, none of the Seller Parties and the Ancillary Seller Parties will (to the extent that any such action could reasonably be expected to adversely affect the Business): (i) conduct the Business, other than in the ordinary course of business, consistent with past practices; (ii) make any sale, transfer, lease or other disposition of any Purchased Assets or mortgage, pledge or otherwise create a security interest in any of the Purchased Assets, other than in the ordinary course of business consistent with past practices; (iii) fail to maintain the books, accounts and records of the Business on a basis consistent with past Business; (iv) create, incur or assume any indebtedness (except for accounts payable in the ordinary course of business) for money borrowed in connection with the Business; (v) with respect to the Business, effect any transaction with any other entity or person, the terms of which are not commercially reasonable or are other than on an arm's length basis; (vi) take any action that would cause any of the representations and warranties made in Article II hereof not to remain true and correct; (vii) undertake any action or engage in any omission which shall impair or jeopardize any of the rights to any of the Purchased Assets; or (viii) enter into any contract, agreement, commitment or arrangement with respect to any of the actions prohibited by the foregoing.

         (b) From the date hereof until the Closing Date, the Seller Parties shall keep the Buyer advised of any significant decisions concerning the Business and shall use their best efforts to preserve the Business.

    4.02 Liabilities. The Seller Parties and the Ancillary Seller Parties, as applicable, promptly shall pay, fulfill, perform or otherwise discharge any liabilities or obligations, as they become due, arising out of, relating to, or in connection with the Business prior to the Closing Date.

    4.03 [Intentionally Left Blank].

    4.04 No-Shop. So long as this Agreement has not been terminated in accordance with its provisions, the Seller Parties and the Ancillary Seller Parties shall negotiate exclusively with the Buyer for the acquisition of the Purchased Assets, and during such time, none of the Seller Parties, the Ancillary Seller Parties nor their respective affiliates, advisors, directors, officers, employees or agents (collectively, the "Modern Parties") shall, directly or indirectly, solicit, discuss any proposal regarding, or negotiate with any person or entity (other than among themselves), the sale or other acquisition of the Purchased Assets or the Business, whether by asset or stock sale, merger, or otherwise. If the Modern Parties shall breach the provisions of this Section 4.04, then the Seller Parties, jointly and severally, shall be obligated to pay to the Buyer by wire transfer of immediately available funds, Two Million Dollars ($2,000,000), such obligation to survive termination of this Agreement. The parties hereto acknowledge and agree that the provisions of this
Section 4.04 are reasonable and are an integral part of the Transactions, and without these provisions, the parties would not execute and deliver this Agreement; accordingly, if the Seller Parties fail to pay the amount set forth herein and in order to obtain such payment, the Buyer institutes suit against one or more of the Seller Parties, the Seller Parties shall pay to the Buyer its reasonable costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest on the amount of such costs and expenses at the prime rate of interest as set forth in the Wall Street Journal under "Money Rates" (such obligation to survive termination of this Agreement).

    4.05 Consummation of the Transactions. The Seller Parties shall use their reasonable commercial efforts to cause all of the conditions to closing required of them to be performed promptly to be satisfied.

                                   ARTICLE V
                      COVENANTS OF THE BUYER AND DENTALCO

    The Buyer and DentalCo covenant to the Seller Parties that, except as otherwise consented to in writing by MDC after the date of this Agreement:

    5.01 Consummation of the Transactions. Buyer will use its reasonable commercial efforts to obtain financing to pay the purchase price set forth in
Section 1.04 hereof not later than August 31, 1997.

    5.02 Operations in Pennsylvania, New Jersey, and New York. After the Closing, the Buyer or an affiliate shall create one or more divisions or subsidiaries to operate in Pennsylvania, New Jersey, and New York, and in connection therewith, create management bonus pool based upon the achievement of stated regional earnings profits margins, in accordance with the following formula:

RE/Regional Revenues              Set Aside as Incentive Pool

10% to 12.9%                      10% of RE exceeding 10% PM

13% to 14.9%                      10% of 1st 3% RE exceeding 10% PM, plus 15%
                                  of RE exceeding 13% PM

15% or more                       10% of 1st 3% RE exceeding 10% PM, plus 15%
                                  of RE exceeding 13% PM but less than 15% PM, and 20% of RE exceeding 15% PM

For example, if RE equals $18,000 and Regional Revenues equal $100,000, then the Incentive Pool will equal $1,200 [a 10% PM = 10,000; 10% of $3,000 = $300 + 15%
of $2,000 = $300 + 20% of $3,000 = $600].

"RE" is defined as all revenue of the region less all site expenses and regional administrative expenses, including depreciation and goodwill in connection with acquisitions. RE will exclude any interest charges and DentalCo management fees.

"Regional Revenues" equal the gross revenues generated by the Region.

"PM" means the profit margin determined by dividing RE by Regional Revenues.

    5.03 Assumed Liabilities. Subject to Section 5.01 above, Buyer shall pay, fulfill, perform, or otherwise discharge all Assumed Liabilities as they become due and payable, and with respect to amounts past due, within 30 days after the Subsequent Closing Date.

    5.04 DentalCo Guarantee. Subject to Section 5.01 above, DentalCo hereby guarantees to Seller all covenants, representations and warranties of Buyer, and the performance and assumption of all liabilities by Buyer hereunder.


                                   ARTICLE VI
                     CONDITIONS TO THE BUYER'S OBLIGATIONS

    Unless waived by the Buyer in writing, in its sole discretion, all obligations of the Buyer under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

    6.01 Representations and Warranties. Each of the representations and warranties contained in Article II hereof shall be true and accurate in all material respects (except with respect to any representation or warranty that is already qualified as to materiality, which shall be true and correct in all respects) as of the date of this Agreement and shall be true and correct in all material respects (except with respect to any representation or warranty that is already qualified as to materiality, which shall be true and correct in all respects) as of the Closing Date or the Subsequent Closing Date, as applicable, as if made on the Closing Date or the Subsequent Closing Date, as applicable (except for any representation or warranty expressly stated to have been made or given as of a specified date, which, at the Closing Date, shall be true and correct in all respects as of the date expressly stated). Each of the Seller Parties shall have delivered to the Buyer a certificate of its president, to the extent that such party is an entity, or of the individual, if such party is an individual, certifying the fulfillment of the conditions set forth in this
Section 6.01 and in Sections 6.02, 6.03, 6.06, 6.07, 6.08, 6.09 and 6.11 below, and a certificate of the Secretary of the party supplying such certificate, if the party is an entity, as to the incumbency of such officer executing the certificate.

    6.02 Covenants and Obligations. All of the covenants and obligations that any of the Seller Parties or the Ancillary Seller Parties are required to perform or to comply with pursuant to the terms of this Agreement at or prior to Closing shall have been duly performed or complied with in all material respects prior to the Closing Date.

    6.03 No Proceeding or Litigation.

         (a) No preliminary or permanent injunction or other order shall have been issued by any court of competent jurisdiction, whether federal, state or foreign, or by any governmental or regulatory body, whether federal, state or foreign, nor shall any statute, rule, regulation or executive order be promulgated or enacted by any governmental authority, whether federal, state or foreign, which prevents the consummation of the Transactions.

         (b) On or prior to the date of this Agreement, no suit, action, claim, proceeding or investigation before any court, arbitrator or administrative, governmental or regulatory body, whether federal, state or foreign, shall have been commenced and be pending against any of the Seller Parties, the Ancillary Seller Parties or any of their respective affiliates, associates, officers or directors seeking to prevent the consummation of the Transactions.

    6.04 Approvals of Governmental Authorities. All governmental approvals necessary or advisable in the reasonable opinion of the Buyer's counsel to consummate the Transactions shall have been received and shall not contain any provision which, in the judgment of the Buyer, is unduly burdensome.

    6.05 Form and Content of Documents. The form and content of all documents, certificates and other instruments delivered by the Seller Parties and the Ancillary Seller Parties, as applicable, shall be reasonably satisfactory to the Buyer and its counsel.

    6.06 Consents and Approvals. All consents and approvals, if any, required to be obtained in connection with the Transactions shall have been obtained. Each of the consents and approvals obtained shall be free from burdensome restrictions and conditions.

    6.07 Material Adverse Effect. Since the 1996 Balance Sheet date, there shall have been no Material Adverse Effect with respect to the Business of any of the Broad Group Companies (to the extent that such Material Adverse Effect of the Broad Group Companies has had, or could reasonably be expected to have, a Material Adverse Effect on the Business). There shall be no condition existing or threatened with respect to the Broad Group Companies that might be expected to have a Material Adverse Effect on the Business

    6.08 Employee Matters. Modern shall have paid to any Modern employee terminated on or prior to the Closing Date any applicable severance or other payments of any nature whatsoever (including, without limitation, accrued salary, wages or vacation pay) due to the employee by reason of his employment or termination of employment by Modern. Each of the Seller Parties shall indemnify the Buyer for any such payments required to be made by Modern which Modern fails to make on or prior to the Closing Date.

    6.09 Closing Deliveries. On the applicable date provided in Section 1.07 hereof, each of the Seller Closing Deliveries shall have been delivered to the Buyer, and the Buyer and its counsel shall be reasonably satisfied with the form and substance thereof.

    6.10 Modern Employees. Each Modern Employee listed on Schedule 6.10 hereto shall have accepted employment with the Buyer or an affiliate.

                                  ARTICLE VII
                 CONDITIONS TO THE SELLER PARTIES' OBLIGATIONS

Unless waived in writing by Modern, in its sole discretion, all obligations of the Seller Parties under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

    7.01 Representations and Warranties. Each of the representations and warranties contained in Article III hereof shall be true and correct in all material respects (except with respect to any representation or warranty that is already qualified as to materiality, which shall be true and correct in all respects) as of the date of this Agreement and shall be true and correct in all material respects (except with respect to any representation or warranty that is already qualified as to materiality, which shall be true and correct in all respects) as of the Closing Date or the Subsequent Closing Date, as applicable, as if made on the Closing Date or the Subsequent Closing Date, as applicable (except for any representation or warranty expressly stated to have been made or given as of a specified date, which, at the Closing Date, shall be true and correct in all respects as of the date expressly stated). The Buyer shall have delivered to Modern a certificate of its Secretary certifying the fulfillment, to the extent applicable, of the conditions set forth in this Section 7.01 and in Sections 7.02, 7.03, 7.05, and 7.06 below.

    7.02 Covenants and Obligations. All of the covenants and obligations that the Buyer is required to perform or to comply with pursuant to the terms of this Agreement at or prior to Closing shall have been duly performed or complied with by the Buyer.

    7.03 No Proceeding or Litigation.

         (a) No preliminary or permanent injunction or other order shall have been issued by any court of competent jurisdiction, whether federal, state or foreign, or by any governmental or regulatory body, whether federal, state or foreign, nor shall any statute, rule, regulation or executive order be promulgated or enacted by any governmental authority, whether federal, state or foreign, which prevents the consummation of the Transactions.

         (b) On or prior to the date of this Agreement, no suit, action, claim, proceeding or investigation before any court, arbitrator or administrative, governmental or regulatory body, whether federal, state or foreign, shall have been commenced and be pending against the Buyer or any of its affiliates, associates, officers or directors seeking to prevent the Transactions.

    7.04 Form and Content of Documents. The form and content of all documents, certificates and other instruments delivered by the Buyer shall be reasonably satisfactory to Modern and its counsel.

    7.05 Stockholder Employment Agreements. DentalCo or an affiliate shall have entered into the Stockholder Employment Agreements.

    7.06 Closing Deliveries. On or before the Subsequent Closing Date, the Buyer shall have delivered to Modern the Buyer Closing Deliveries and the Seller Parties and their counsel shall be reasonably satisfied with the form and substance thereof.

                                  ARTICLE VIIA

                           TERMINATION AND AMENDMENT

    7A.01     Termination by the Seller Parties. Except to the extent that any of the Seller Parties are themselves in default of a material provision of this Agreement, this Agreement may be terminated and canceled at any time prior to the Closing Date (or, with respect to (iii) below, prior to the Subsequent Closing Date) by the Seller Parties: if (i)(a) any of the representations or warranties of the Buyer contained in this Agreement shall prove to be inaccurate in any material respect (except that they shall be true and correct in all respects to the extent they are already qualified as to materiality), or any obligation or condition to be performed or observed by the Buyer under this Agreement has not been performed or observed in any material respect at or prior to the time specified in this Agreement, and (b) such inaccuracy or failure shall not have been cured within 15 business days after receipt by the Buyer of written notice of such occurrence from the Seller Parties or has not been waived by them in writing; (ii) if any permanent injunction or other order of a court or other competent authority preventing consummation of the Transactions shall have become final and non-appealable; or (iii) if the Subsequent Closing Date has not occurred on or before August 31, 1997.

    7A.02     Termination by the Buyer. Except to the extent that the Buyer is itself in default of a material provision of this Agreement, this Agreement may be terminated and canceled at any time prior to the Closing Date (or, with respect to (iii) below, prior to the Subsequent Closing Date) by the Buyer: if
(i)(a) any of the representations or warranties of the Seller Parties or the Ancillary Seller Parties, as applicable, contained in this Agreement shall prove to be inaccurate in any material respect (except that they shall be true and correct in all respects to the extent they are already qualified as to materiality), or any obligation or condition to be performed or observed by the Seller Parties or the Ancillary Seller Parties under this Agreement has not been performed or observed in any material respect at or prior to the time specified in this Agreement, and (b) such inaccuracy or failure shall not have been cured within 15 business days after receipt by Modern of written notice of such occurrence from the Buyer or has not been waived by them in writing; (ii) if any permanent injunction or other order of a court or other competent authority preventing consummation of the Transactions shall have become final and non-appealable; or (iii) if the Subsequent Closing Date has not occurred on or before August 31, 1997.

    7A.03 Effect of Termination. If this Agreement is terminated pursuant to the provisions of Section 7A.01 or 7A.02 above, then all rights and obligations of the parties hereunder shall terminate without liability on the part of any party to the other, except for the liability of the party then in breach, which shall survive the termination hereunder.

                                  ARTICLE VIII

                                 INDEMNIFICATION

    8.01 Survival of Representations, Warranties and Agreements.

         (a) Subject to the limitations set forth in Section 8.03 below, and notwithstanding any investigation conducted at any time with regard thereto by or on behalf of DentalCo or the Buyer, all representations, warranties, covenants and agreements of the Seller Parties and the Ancillary Seller Parties in this Agreement shall survive the execution, delivery and performance of this Agreement. All such representations and warranties shall be deemed to have been made again at and as of the Closing Date.

         (b) Subject to the limitations set forth in Section 8.03 below, and notwithstanding any investigation conducted at any time with regard thereto by or on behalf of the Seller Parties, all representations, warranties, covenants, and agreements of the Buyer in this Agreement shall survive the execution, delivery, and performance of this Agreement. All such representations and warranties shall be deemed to have been made again by the Buyer at and as of the Closing Date.

         (c) As used in this Article VIII, any reference to a representation, warranty, covenant, or agreement contained in any section of this Agreement shall include the Schedule relating to such section.

    8.02 Indemnification.

         (a) Subject to the limitations set forth in Section 8.03 below, the Seller Parties, jointly and severally, on the one hand, and the Buyer, on the other hand, shall indemnify and hold harmless the other party and the other party's shareholders, officers, directors, employees, affiliates, and agents from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses, including without limitation interest, penalties, attorneys' fees, any and all expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Damages"), asserted against, resulting to, imposed upon, or incurred or suffered by said party, directly or indirectly, as a result of or arising from any inaccuracy in or breach or nonfulfillment of any of the representations, warranties, or covenants made by such other party in this Agreement;

         (b) Subject to the limitations set forth in Section 8.03 below, the Seller Parties shall indemnify and hold harmless the Buyer and its shareholders, officers, directors, employees, affiliates, and agents from and against any and all Damages arising from any pre-Closing liability of the Broad Group Companies with respect to the Business or the Purchased Assets, except with respect to the Assumed Liabilities.

         (c) The Buyer shall be deemed to have suffered Damages arising out of or resulting from the matters referred to in Sections 8.02(a) and (b), above, if the same shall be suffered by any parent, subsidiary or affiliate of the Buyer.

    8.03 Limitation on Indemnification. Rights to indemnification under this
Article VIII are subject to the following limitations:

         (a) The obligation of indemnity with respect to the representations and warranties set forth in Sections 2.09, 2.10, 3.07 and 3.08 of this Agreement shall terminate on the expiration of the respective periods of limitations applicable to assessment and collection of Taxes or ERISA liabilities under laws then applicable to such Taxes or ERISA liabilities, as the case may be.

         (b) The obligation of indemnity with respect to the representations and warranties set forth in Article II and III of this Agreement, other than those addressed in the immediately preceding subsection (a), shall terminate on the date which is the earlier of (i) 18 months after the Closing Date or (ii) the closing of DentalCo's initial public offering of its capital stock.


         (c) The foregoing provisions of this Section 8.03 notwithstanding, if, prior to the termination of any obligation to indemnify, written notice of a claimed breach or other occurrence or matter giving rise to a claim of indemnification is given reasonably and in good faith by one party to the other party, or a suit or action based upon a claimed breach is commenced against any such other party, then such claiming party shall not be precluded from pursuing such claimed breach, occurrence, other matter, or suit or action, or from recovering from such other party (whether through the courts or otherwise) on the claim, suit or action, by reason of the termination otherwise provided for above.

         (d) Neither the Seller Parties, on the one hand, nor the Buyer, on the other, shall be entitled to indemnification hereunder with respect to an Indemnifiable Claim (as hereinafter defined) arising out of a breach of a representation or warranty (or, if more than one such Indemnifiable Claim is asserted, with respect to all such Indemnifiable Claims) unless the aggregate amount of Damages with respect to such Indemnifiable Claim or Claims exceeds $100,000, and then only for the excess; provided however, that the foregoing limitation will not apply to an Indemnifiable Claim or Claims arising from the representations and warranties set forth in Sections 2.09, 2.10, 2.15, 3.07,
3.08 and 3.12 of this Agreement.

         (e) In no event shall the Damages payable hereunder by the Seller Parties, on the one hand, or the Buyer, on the other, exceed $12,000,000.

         (f) If the Stockholders are liable to the Buyer for Damages hereunder, then they may satisfy the payment of such Damages in an amount up to $8,000,000 by the delivery to the Buyer of cash or that number of DentalCo Shares that they received pursuant to Section 1.04 hereof and have not sold or transferred equal to the amount of such Damages divided by the greater of $12.00 and the closing price of such shares averaged for the past 30 days (but only if the common stock of DentalCo is publicly traded during such 30-day period).

    8.04 Procedure for Indemnification with Respect to Third Party Claims.

         (a) If a party (hereinafter a "Claiming Party") desires to seek indemnification under this Article VIII with respect to an indemnifiable claim hereunder (an "Indemnifiable Claim") resulting from the assertion of liability by third parties, it promptly shall give notice to the other party against whom indemnification is sought (hereinafter "Indemnifying Party," whether one or more) after becoming aware of any such Indemnifiable Claim (but in any event, not later than 30 after becoming aware of such Indemnifiable Claim), which notice shall set forth such material information with respect to such Indemnifiable Claim as is then reasonably available to the Claiming Party. The delay or failure of the Claiming Party to provide any notice required herein shall not release the Indemnifying Party from liability or any other obligation with respect to this indemnification, except and only to the extent that the Indemnifying Party's ability to defend against the action is materially impaired by such delay or failure. The Indemnifying Party shall be entitled, if it so elects by written notice delivered to the Claiming Party within a reasonable period of time (not to exceed 15 days in any event) after receiving the Claiming Party notice (the "Response Period"), to assume the defense of such asserted liability with counsel reasonably satisfactory to the Claiming Party. With respect to any assertion of liability by a third party that results in an Indemnifiable Claim, the parties hereto shall make available to each other all relevant information in their possession which is material to any such assertion.

         (b) If the Indemnifying Party fails to assume the defense of the Claiming Party against any such Indemnifiable Claim within the Response Period, the Claiming Party shall have the right to defend, compromise or settle such Indemnifiable Claim.

         (c)  Notwithstanding anything in this Section 8.04 to the contrary,
(i) if there is a reasonable probability that an Indemnifiable Claim may materially and adversely affect the Claiming Party, its subsidiaries or affiliates, other than as a result of money damages or other money payments, then the Claiming Party shall have the right to defend, compromise or settle such Indemnifiable Claim; and (ii) the Indemnifying Party shall not, without the Claiming Party's prior written consent, settle or compromise any Indemnifiable Claim or consent to entry of any judgment in respect of any Indemnifiable Claim unless such settlement, compromise or consent includes as an unconditional term the giving by the claimant or the plaintiff to the Claiming Party (and its subsidiaries and affiliates) a release from all liability in respect of such Indemnification Claim.

    8.05 Procedure For Indemnification with Respect to Non-Third Party Claims. If a Claiming Party asserts the existence of an Indemnifiable Claim giving rise to Damages (but excluding Indemnifiable Claims resulting from the assertion of liability by third parties), it shall give written notice to the Indemnifying Party specifying the nature and amount of the Indemnifiable Claim asserted. If the Indemnifying Party, within 45 days after the receipt of such notice by a Claiming Party, has not given written notice to a Claiming Party announcing its intent to contest such assertion by a Claiming Party, such assertion shall be deemed accepted and the amount of the Indemnifiable Claim shall be deemed a valid Indemnifiable Claim. In the event, however, that the Indemnifying Party contests the assertion of an Indemnifiable Claim by giving such written notice to a Claiming Party within such 45 day period, then if the parties hereto, acting in good faith, cannot reach agreement with respect to such Indemnifiable Claim within 10 days after such notice, the contested assertion of the claim shall be referred to arbitration in Baltimore, Maryland in accordance with the then current rules of the American Arbitration Association. The determination made in accordance with such rules shall be delivered in writing to the parties hereto and shall be final and binding and conclusive on the parties hereto and the amount of the Indemnifiable Claim, if any, determined to exist shall be a valid Indemnifiable Claim. Each party shall pay its own legal, accounting and other fees in connection with such a contest; provided that if the contested claim is referred to and ultimately determined by arbitration, the legal, auditing and other fees of the prevailing party hereto and the fees and expenses of any arbitrator shall be borne by the non-prevailing party hereto.

    8.06 Exclusive Remedy. Except for the remedy of specific performance as provided by this Agreement, the parties hereto acknowledge and agree that their sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, the parties hereto hereby waive, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action that any of them have or may have against the other arising under or based upon any federal, state or local statute, law, ordinance, rule or regulation, or arising under common law.

                                   ARTICLE IX
                                 MISCELLANEOUS

    9.01 Recitals. The Recitals hereto are incorporated herein by reference and specifically made a part of this Agreement.

    9.02 Further Assurances. The Seller Parties and the Buyer shall, without further cost or expense to the other, duly execute, acknowledge and deliver such further documents and take such other actions and give such other assurances as the other may reasonably request in order to effectuate the Transactions and to convey and vest in the Buyer, and protect its right, title and interest in, the Purchased Assets.

    9.03 Costs. Except as otherwise provided herein, each party hereto shall pay all fees and expenses incurred by it or them in connection with this Agreement and the Transactions. Modern shall pay all sales, use, and other similar taxes, if any, payable in connection with the Transactions. All applicable property taxes and utilities shall be prorated to the Closing Date.

    9.04 Specific Performance. The parties hereto each acknowledge that a remedy at law for any breach or attempted breach by such party of the covenants set forth in Articles IV and V hereof will be inadequate, and each agrees that the other party shall be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach. Any such remedy shall be in addition to any damages which the Buyer or the Seller Parties may be legally entitled to recover.

    9.05 Notices. All notices, demands or requests which are required or permitted to be given pursuant to this Agreement shall be in writing, and shall be delivered personally, by commercial carrier, by fax with a machine-generated confirmation sheet and regular mail follow-up or by registered or certified mail, postage prepaid, addressed to a party as stated below, or as a party may hereafter designate by notice given in accordance with this section:

         (a)  If to Buyer:

              DentalCo Modern Acquisition Corp.
              c/o DentalCo, Inc.
              6115 Falls Road
              Baltimore, Maryland  21209
              Attention:  President
              Facsimile No.:  (410) 377-3231

         With a copy to:

              Jay Gordon Cohen, Esquire
              Piper & Marbury L.L.P.
              36 S. Charles Street
              Baltimore, Maryland  21201
              Facsimile No.:  (410) 576-1700

         (b)  If to the Seller Parties:

              Michael S. Ayes, D.D.S.
              Modern Dental Concepts, Inc.
              714 Market Street
              Philadelphia, Pennsylvania 19106
              Facsimile No.: (215) 922-2651

         With a copy to:

              Stephen M. Goodman, Esquire
              Morgan, Lewis & Bockius, L.L.P.
              2000 One Logan Square
              Philadelphia, Pennsylvania 19103
              Facsimile: (215) 963-5299

Notice given personally or by commercial carrier is effective upon delivery. Notice given by fax with a machine-generated confirmation sheet is effective upon the date of mailing the follow-up copy. Notice given by United States mail is effective the third United States Post Office delivery day after the date of mailing.

    9.06 Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party, except that this Agreement may be assigned, in whole or in part, by the Buyer to any person or entity affiliated with, controlled by, or under common control with, the Buyer.

    9.07 Entire Agreement; Amendment; Waiver. This Agreement, including the Exhibits and Schedules hereto and the other documents delivered pursuant to the terms hereof, sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein, and supersedes all prior agreements, understandings, arrangements, communications, representations or warranties, whether oral or written, made by or between the parties hereto. Any confidentiality agreement executed between the parties or their affiliates shall survive the execution of this Agreement to the extent that the Transactions herein contemplated fail to close. This Agreement may be amended only pursuant to a writing signed by the party against whom such amendment or waiver is claimed. No failure by any party hereto to insist upon strict compliance with any term or provision of this Agreement, to exercise any option, to enforce any right, or to seek any remedy upon any default of any other party hereto shall affect, or constitute a waiver of, any other party hereto's right to insist upon such strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default. No custom or practice of the parties hereto at variance with any provision of this Agreement shall affect or constitute a waiver of any party hereto's right to demand strict compliance with all provisions of this Agreement.

    9.08 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

    9.09 Headings. The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

    9.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    9.11 Bulk Sales Law. The Buyer waives compliance by the Seller Parties with the provision of any applicable bulk sales laws, it being understood that the Seller Parties shall remain fully liable and shall indemnify the Buyer, its affiliates, directors, officers, and employees for any and all losses and liabilities incurred by any of them as a result of non-compliance with any applicable bulk sales laws.

    9.12 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland, without giving effect to its conflicts of laws provisions.

    9.13 Genders and Numbers. Where permitted by the context, each pronoun used in this Agreement includes the same pronoun in other genders and numbers, and each noun used in this Agreement includes the same noun in other numbers.

    9.14 No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.

    9.15 Schedules. Notwithstanding anything to the contrary set forth in this Agreement, the parties hereto shall have the continuing obligation (which shall terminate on the Closing Date) promptly to supplement or amend the Schedules hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in such Schedules; provided, however, that for the purpose of the rights and obligations of the parties hereunder, any such supplemental or amended disclosure shall be deemed to have been disclosed as of the date of this Agreement if provided to the other party hereto not later than five (5) business days prior to the Closing Date and, provided, further, that to the extent that any such disclosure would or would likely have a (i) Material Adverse Effect, then the Buyer shall have the option not to proceed to Closing, or (ii) material adverse effect on the financial condition and results of operations of DentalCo, then the Seller Parties shall have the option not to proceed to Closing.

         {Remainder of page intentionally left blank. Signature pages follow}

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                       BUYER:

WITNESS:                               DENTALCO MODERN ACQUISITION CORP.

/s/ E. JAMES KUHNS                     By: /s/ LAWRENCE F. HALPERT
- ----------------------------              ------------------------------------
E. JAMES KUHNS, SECRETARY                  LAWRENCE F. HALPRET, PRESIDENT


                                       SELLER:

WITNESS:                               MODERN DENTAL CONCEPTS, INC.

/s/ ROBERT RUSH                        By: /s/ MICHAEL AYES
- ----------------------------              ------------------------------------
ROBERT RUSH                                MICHAEL AYES, PRESIDENT


WITNESS:                               MODERN DENTAL CONCEPTS-
                                       PA, INC.

/s/ ROBERT RUSH                        By: /s/ MICHAEL AYES
- ---------------------------               ------------------------------------
ROBERT RUSH                                MICHAEL AYES, PRESIDENT


WITNESS:                               MODERN DENTAL CONCEPTS - NJ, INC.

/s/ ROBERT RUSH                        By: /s/ MICHAEL AYES
- ---------------------------               ------------------------------------
ROBERT RUSH                                MICHAEL AYES, PRESIDENT

WITNESS:

/s/ ROBERT RUSH                        By: /s/ MARC V. AYES
- ---------------------------               ------------------------------------
ROBERT RUSH                                MARC V. AYES


                       {signature pages continued on next page}

WITNESS:

/s/ ROBERT RUSH                        By: /s/ MICHAEL S. AYES
- ---------------------------               -----------------------------------
ROBERT RUSH                                MICHAEL S. AYES, D.D.S.


WITNESS:

/s/ ROBERT RUSH                        By: /s/ MITCHEL BLUMENTHAL
- ---------------------------               -----------------------------------
ROBERT RUSH                                MITCHEL BLUMENTHAL, D.D.S.


WITNESS:

/s/ ROBERT RUSH                        By: /s/ HOWARD M. KOFF
- ---------------------------               ------------------------------------
ROBERT RUSH                                HOWARD M. KOFF, D.D.S.


WITNESS:

/s/ ROBERT RUSH                        By: /s/ RICHARD L. RUSH
- ---------------------------               ------------------------------------
ROBERT RUSH                                RICHARD L. RUSH, D.D.S.


The undersigned joins herein for the sole purpose of unconditionally guarantying the obligations of the Buyer AND WITH RESPECT TO ITS SPECIFIC UNDERTAKINGS HEREIN to the Seller hereunder.


DENTALCO, INC.


By: /s/  Lawrence F. Halpert
   --------------------------------------------
    LAWRENCE F. HALPERT, D.D.S., CHAIRMAN & CEO